                                                                                    Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-11
REGISTRATION STATEMENT
Under
The Securities Act of 1933
______________

CHURCH LOANS & INVESTMENTS TRUST

(Exact name of Registrant as specified in charter)

Texas (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	75-6030254 (I.R.S. Employer Identification Number)

5305 I-40 West
Amarillo, Texas  79106
806-358-3666

(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices and place of business)

Gerald G. Morgan, Jr.
3423 S. Soncy, Suite 300
Amarillo, Texas  79119
806-358-8116

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of communications to:
Gerald G. Morgan, Jr.
3423 S. Soncy, Suite 300
Amarillo, Texas  79119
(Counsel for the Registrant)

___________________

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [   ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [   ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

      If the delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount being registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Shares of Beneficial Interest	7,000,000	$3.00	$21,000,000	$1,698.90

      The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

      THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JULY 3, 2003

Prospectus	REGISTRATION NO. *

CHURCH LOANS & INVESTMENTS TRUST
A Real Estate Investment Trust ("REIT")

7,000,000 CERTIFICATES OF BENEFICIAL INTEREST ("Shares")

Carefully consider the Risk Factors on Page 18 of this Prospectus.

        There is no established trading market for the Shares offered and we do not anticipate that an active trading market will be established.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts & Commissions	Proceeds to Church Loans
Per Share...............................	$ 3.00	$ 0.15 (2)	$ 2.85 (2)
Minimum Offering...................	$ 1,500 (1)	$ 75.00 (2)	$ 1,425.00 (2)
Maximum Offering..................	$ 21,000,000	$ 1,050,000 (2)	$ 19,950,000 (2)

  The minimum number of shares that may be purchased is 500 shares.

  The discount or commission is based upon 5% of the price of the Shares and is an estimate only due to the fact that the commission agreement actually provides for a commission of only 2% for sales to our existing shareholders and 5% to all other persons.

        The Shares are being offered on a best efforts basis through Great Nation Investment Corporation. Great Nation Investment Corporation is not required to sell any specific number or dollar amount of these Shares but will use their best efforts to sell the Shares offered. There is no minimum offering amount except that the minimum number of Shares that can be purchased are 500 shares and there are no escrow requirements. We will continue to offer the Shares until all Shares offered by this Prospectus have been sold or one year from the date of this Prospectus, unless we extend the offering.

_______________________________

The Date of this Prospectus is July 3, 2003.

Page 1 of XX

TABLE OF CONTENTS
Page
Forward-Looking Statements Disclosure	8
Prospectus Summary	8
The Offering	8
Purpose of the Offering	8
Use of Proceeds	8
General Information	9
General and Investment Policies	10
Prohibited or Unauthorized Acts	10
Issuance of Shares for Property Other Than Cash	10
Borrowing Policies	10
Lending Policies	11
Sale of Investments	12
Repurchase of Our Shares	12
Reporting to Our Shareholders	13
Investments in real estate or interests in real estate	13
Securities of or interests in persons primarily engaged in real estate activities	13
Investments in other securities	14
Description of Our Real Estate	14
Dividends	14
Summary of Risk Factors	14
Risk Factors	18
All of our debt consists of short-term maturities and we may not have sufficient cash flows from our operating activities to meet these maturities	18
Our line of credit owing to Amarillo National Bank matures on December 31, 2003	18
It may be necessary for us to raise additional funds in order to meet all of our financial obligations and these funds may not be available on acceptable terms or at all	19
Our master note agreements are due on demand. The demand of a significant amount of such master notes would adversely affect our operations	19
Interest rate changes may result in the realization of substantially less net income	19

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General economic and financial conditions in mortgage and financial markets may negatively affect our results of operations and your investment	19
There are inherent general risks involved in investing in mortgage loans including risks related to the collateral securing the loan, prior liens, property taxes and costs to enforce the mortgages	20
Our lending decision is based upon an appraisal of the property to secure the loan which is made prior to the making of the loan. In the event of default the actual value of the collateral securing the loan may differ and a decline in real estate values will adversely affect the value of: our loans, mortgages securing our loans, and our shares	20
Our church loans are normally secured by "single-purpose" properties that may not be readily marketable in the event of default	20
It is inevitable that some loans will become delinquent and we will not be able to collect the interest on the loan or may even have a loss of principal on the loan	21
A church loan is normally repaid from contribution by the congregation's members which may vary thereby affecting the congregation's respective ability to timely meet its obligations	21
Our mortgage loans are subject to normal credit risks and the loss of the underlying collateral	21
We intend to hold our mortgage loans to maturity. The risks associated with the loan will continue until a loan is paid in full	22
In some but very few of our loans, we have individual guarantors of the loans. However, the likelihood of recovering from these guarantors is remote and very costly	22
Interim loans represent a greater risk of loss than a permanent loan that amortizes over the terms of the loan	22
Many of our interim loans are secured by a first lien against the borrower's property that also secures the permanent lender. In these instances, we do not have exclusive control over the proceedings in the event of default	23
Construction loans offer higher risks of loss due to problems related to construction which may result in a loss to our investment portfolio	23
Our failure to continue to qualify as a REIT would result in being taxed as a corporation thereby reducing the cash available for investment and adversely affecting our ability to pay dividends, all of which would adversely affect the value of your Shares	23
Payment of dividends required to maintain our REIT status will prohibit any substantial reinvestment of earnings. This could prohibit or slow any increase in the value of our Shares	24
REIT distribution requirements could require us to borrow funds or liquidate investments on adverse terms, which might adversely affect our profitability	24
Ownership of our Shares is restricted somewhat to insure our REIT qualification. These restrictions could adversely affect the liquidity and marketability of our Shares	24

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Changes in federal and local tax laws may adversely affect our operations and the value of your investment	24
Federal or state law may limit or prevent a change of control even if a change of control would increase our ability to operate more profitably	24
There is no assurance that you can sell your Shares since there is a limited trading market for the Shares	25
During a period of decline in our earnings per share, there may be an increase in the number of our Shares that are offered for sale. Since there is only a limited market for our Shares, an increase in the number of Shares that are offered for sale, could result in a significant decrease in the price at which the Shares can be sold	25
There may be a delay in investing the proceeds of the offering which could impact our ability to pay dividends consistent with our history	25
We use leveraging or debt to increase the assets that are available to us for investment which increases our exposure of risk of loss	25
We face significant competition in providing financing to churches and other non-profit entities which may make it difficult to obtain quality mortgage loans in which to invest	26
From time to time we enter into commitments to make loans for which the total exceeds our cash on hand and other available funds	26
If our commitments to make loans exceed our available funds, we could be subject to claims from borrowers to whom we have made these commitments	26
Although we have outstanding loan commitments totaling approximately $8.3 million as of March 31, 2003, we have not identified specific mortgages in which we will invest the proceeds of this offering	26
Future revisions in our policies and strategies are at the discretion of the Board of Trust Managers. Changes in these policies and strategies are normally made without Shareholder approval	27
Although we primarily invest in mortgage loans of churches, we are not prohibited from investing in other assets normally allowed for investment by a real estate investment trust	27
The risks and the general illiquidity of real estate investments may prohibit us from disposing of certain investments in response to changes in economic and other conditions	27
Our Declaration of Trust and our Bylaws may be amended only upon the affirmative vote of the holders of not less than 2/3 of the Shares outstanding. In the event of the need to change the Declaration of Trust or our Bylaws, we may not be able to timely do so, if at all	27
The Shares are being offered on a "best efforts" basis and there is no assurance that all or any portion of the Shares being offered will be sold. Failure to sell a significant portion of the Shares may prohibit us from accomplishing our objectives in a meaningful way	27
Some holders of master note agreements may elect to move monies presently held in such master note agreements to an investment in our Shares. Although this would reduce our debt expense it will not increase the funds available to us for investment in mortgage loans	28
There is no minimum offering amount and thus no escrow requirement	28

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A lack of geographic diversity in our mortgage loans could result in significant losses in the event of adverse economic conditions or a catastrophe in that geographic area	28
Insurance on our real estate and real estate collateral may not cover all potential losses	28
Environmental compliance costs and liabilities relating to our real estate collateral may adversely affect our results of operations	28
Any time we are proceeding against a defaulted borrower, there is a risk that the borrower will also bring a legal action against us	29
The prepayment of mortgage loans may adversely affect our net income	29
Our mortgage loans are normally without any credit enhancements or guarantees	30
We depend upon our key employees and if we lost a key employee, a suitable replacement may not be easily obtained	30
Our Trust Managers devote only limited time to our business	30
We are not currently supervised or regulated by any federal or state agency	30
Failure to maintain an exemption from the Investment Company Act would adversely affect our operations	30
The Shares offered are, in effect, common stock, and contain no rights to dividends, no preferred rights and no preemptive rights to Shares based upon ownership of Shares	30
Since we make predominantly loans to churches, terrorist attacks against churches could affect a significant number of loans in our portfolio or the market value of our stock	30
There are certain conflicts of interest between Church Loans, Great Nation Investment Corporation and Steve Rogers, a member of our Board of Trust Managers	31
Determination of Offering Price and Related Matters	31
Offering Price	31
Dilution	31
Plan of Distribution	32
Broker-Dealer Compensation and Expenses of this Offering	32
Purpose of the Offering	32
Use of Proceeds	33
Selected Financial Data	33
Unaudited Pro Forma Financial Statements	34
Management's Discussion and Analysis	36
Results of Operations - 2003 compared to 2002	36
Results of Operations - 2002 compared to 2001	38
Liquidity and Capital Resources	39
Off-Balance Sheet Arrangements	41
Inflation	41
New Accounting Standards	41
General Information	42

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General and Investment Policies	43
Prohibitive or Unauthorized Activities	43
Issuance of Shares for Property Other Than Cash	43
Borrowing Policies	44
Lending Policies	44
Sale of Investments	46
Repurchase of Our Shares	46
Reporting to Our Shareholders	46
Investments in real estate or interests in real estate	46
Securities of or interests in persons primarily engaged in real estate activities	46
Investments in other securities	47
Description of Our Real Estate	47
Federal Income Tax Considerations	47
General	48
Opinion of Special Counsel	48
Requirements for Qualification as a REIT	49
Stock Ownership Tests	49
Assets Tests	49
Gross Income Tests	50
The 75% Test	50
The 95% Test	51
Distribution Requirement	51
Recordkeeping Requirements	52
Termination or Revocation of REIT Status	52
Taxation as a REIT	53
Taxation of U.S. Shareholders	53
Taxation of Tax-Exempt Entities	54

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Certain United States Federal Income Tax Considerations Applicable to Foreign Holders	55
State and Local Taxes	55
Erisa Considerations	55
Market Price of and Dividends on Our Shares and Related Shareholder Matters	55
Description of Our Shares	56
Legal Proceedings	57
Trust Managers and Executive Officers	57
Security Ownership of Certain Beneficial Owners and Management	57
Identification of Trust Managers and Officers	58
Board of Trust Managers	58
Executive Officers	59
Compensation	59
Officers	59
Trust Managers	60
Certain Relationships and Related Transactions	60
Selection, Management and Custody of Our Investments	60
Policies with Respect to Certain Transactions	61
Experts and Legal Counsel	62
Indemnification and Limitation of Liabilities	63
Financial Statements and Information	63
Available Information	99
Documents Incorporated by Reference	99

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FORWARD-LOOKING STATEMENTS DISCLOSURE

    This Prospectus includes forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact made in this discussion are forward-looking, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. The forward-looking statements are based upon management’s current plans and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including:

  A decline in general economic conditions;
  A decline in real estate values affecting the value of the collateral securing our loans;
  A rise in interest rates resulting in higher cost of funds to us prior to the repricing of the loans owing to us;
  Our inability to borrow funds and at reasonable rates of interest;
  General risks of lending;
  Change in federal or state laws affecting our operations;
  Loss of critical management; and
  Other risks.

These risks and uncertainties are not intended to be exhaustive and should be read in conjunction with other cautionary statements made in this Prospectus.

PROSPECTUS SUMMARY

    The following Prospectus Summary should be read in conjunction with and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. This summary does not contain all of the information that is important to you in making your investment decision. Before you decide to invest in shares in Church Loans & Investments Trust you should carefully read the following Prospectus Summary in conjunction with the more detailed information, including the Risk Factors, and Financial Statements and Notes to Financial Statements, and information incorporated herein by reference.

    This Prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described in this Prospectus under the heading “Risk Factors” and within this Prospectus generally.

THE OFFERING

    We are offering 7,000,000 Shares at a price of $3.00 per share. The minimum number of Shares you can buy is 500 Shares. The Shares are offered on a best-efforts basis through Great Nation Investment Corporation ("Great Nation"). We are paying Great Nation a commission equal to 2% of the sales price for Shares purchased by our existing shareholders and 5% of the sales price for sales to all others.

PURPOSE OF THE OFFERING

    The purpose of this offering of Shares is to raise additional capital in order for us to make additional mortgage loans and, as a result, to further grow this company.

USE OF PROCEEDS

    The use of the proceeds from the offering will be to reduce our existing debt and to fund our future loan commitments.

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GENERAL INFORMATION

    Church Loans & Investments Trust ("Church Loans") is a REIT organized under the laws of the State of Texas in March 1963. Although we have the authority to engage in business of buying, selling and leasing of real estate, we have restricted our business activities primarily to making loans to churches and other religious houses of worship (hereinafter “church” or “churches”), and other non-profit organizations which are secured by a first mortgage on real estate owned by these borrowers.

    Our Declaration of Trust dated February 22, 1963 and our By-Laws dated October 1, 1965 are our governing instruments. The period of duration of Church Loans, unless dissolved by law or by the consent of the owners of our shares, is perpetual. We may be dissolved by the affirmative vote of not less than two-thirds of the owners of our outstanding shares.

    Although we are not a corporation, our Declaration of Trust provides for the holding of an annual meeting of shareholders following within a reasonable time after the required mailing of an annual report to our shareholders. Historically, we have had an annual meeting of shareholders on the third Friday in July of each year. It is our intent to continue to hold such meeting on such date.

    The number of Shares which we are authorized to issue is unlimited. Presently, we have 7,000,806 shares outstanding held by 2,358 shareholders.

    We qualify as a “real estate investment trust” under Section 856-858 of the Internal Revenue Code of 1986 as amended (the “Internal Revenue Code” or “Code”). Due to this qualification, we are not taxed on that portion of our taxable income which is distributed to our shareholders. We intend to continue to qualify as a real estate investment trust under the Code.

    Our office is located at 5305 I-40 West, Amarillo, Texas 79106 (telephone: 806- 358-3666).

    Our Declaration of Trust restricts our loan investments to loans secured by a first mortgage, deed of trust or other lien covering real property and the amount of a loan may not exceed 66 2/3% of the value of the real property securing such loan as determined by a competent independent appraiser done at the time of inception of the loan. We make long-term mortgage loans and short-term interim or construction loans to finance the construction of church buildings, the construction of assisted living centers, the purchase of real estate, or the refinancing of existing indebtedness. Most of our interim loans are associated with bond offerings of churches and other nonprofit organizations and assisted living centers. These interim loans are scheduled to be repaid from the proceeds of the bond offerings.

    We are not limited to the location of the property securing any loans in which we may invest and seek to spread our investments in areas of the United States where favorable yields prevail.

    As of March 31, 2003, we had 87 permanent and interim mortgage loans and investments in church bonds having a principal balance of $54,772,437, with the average principal amount thereof being $629,568. The interest rates on these loans vary from 4.75% to 12% per annum with the weighted average interest rate of mortgage loans and church bonds being 7.80% per annum at March 31, 2003. The original terms of these loans vary from one year to thirty years, with the majority being for a term of twenty years.

    During our fiscal year ending March 31, 2003, the net income of the Trust was $3,113,639. Net income for the fiscal year ended March 31, 2002 was $3,281,795.

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    During fiscal year 2003, we advanced loan proceeds of $25,465,901 on 13 interim loans and 15 permanent loans. Most, if not all, of such loans bear interest at a variable rate varying from 1.5% to 2% per annum in excess of the prime rate of interest published by the Wall Street Journal and known as the “Wall Street Journal Prime.”

    During fiscal year 2003, we employed a total of five full time employees and employed, as needed, two additional part-time persons who work on a contract basis. Recently, we have hired another full-time employee.

    The business conditions in which we operate have become more competitive in the past several years as more and more banks are re-entering the business of making loans to churches, especially the more desirable, less risky, church loans. If this trend continues, the rates and fees which we can charge may decrease. However, loan demand remains good as evidenced by the number of loan requests received by us and the $8.3 million of loan commitments we had outstanding as of March 31, 2003.

GENERAL AND INVESTMENT POLICIES

Prohibited or Unauthorized Acts

    Our Declaration of Trust either prohibits us from conducting any of the following activities or does not authorize such activities:

  issuing any senior securities or shares of more than one class;
  investing in securities of other issuers for the purpose of exercising control; or
  underwriting securities of other issuers.
    Therefore, it is not our policy to conduct any of the listed activities. In the event that we chose to conduct any of these activities, it would be necessary for us to amend our Declaration of Trust. Our Declaration of Trust cannot be amended except with the affirmative vote or written consent of the shareholders representing 2/3 of our outstanding shares.

Issuance of Shares for Property Other Than Cash

    Although our Declaration of Trust authorizes the issuance of Shares for property actually received, we have not and do not intend to offer our Shares for any property other than cash.

Borrowing Policies

    Our Declaration of Trust does authorize our Board of Trust Managers to borrow monies as needed for our operations. The Board of Trust Managers have and continue to authorize the borrowings represented by a $35,000,000 bank line of credit agreement with the Amarillo National Bank and the master note agreements which total $13,448,714 as of March 31, 2003. These borrowings may be continued or discontinued, modified and amended solely by action of the Trust Managers and without shareholder approval. The Declaration of Trust does prohibit the Trust Managers from leveraging our assets to the extent that our total debt that is secured by a pledge of our assets shall not exceed 800% of the total value of the pledged assets. Otherwise, our Trust Managers establish our borrowing guidelines.

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Lending Policies

    The Declaration of Trust also authorizes the lending of monies which are secured by a first mortgage lien and for which the principal amount of the loan does not exceed 2/3rds of the appraised value of the property securing the loan. These loan guidelines may not be changed from time to time by our Trust Managers without shareholder approval.

    It is also the policy of the Trust Managers to limit our investment in any one mortgage loan to not more than $3,000,000. However, as of March 31, 2003, we held two mortgage loans that exceeded that policy limit: (a) loan to Faith Bible Church in Arvada, Colorado in the present principal amount of $7,700,000 million; and (b) loan to Great Plains Assisted Living, L.L.C., Omaha, Nebraska, in the present principal balance of $3,346,991. An exception to our policy of limiting our investment in a single loan to not more than $3,000,000 requires the recommendation of the Loan Committee and the affirmative vote of the majority of the Trust Managers. According to our Loan Agreement with Amarillo National Bank, our primary lender, loans in excess of $3,000,000 will not be pledged to secure our line of credit with the Bank unless the Bank specifically approves in writing a pledge of a loan in excess of this $3,000,000 limit. Please note that the loan limit policy is a policy of the Board of Trust Managers and may be changed, modified or amended at any time by action of the Board of Trust Managers.

    Although our Declaration of Trust allows us to invest in all types of first mortgage loans, it is our policy to limit our investment to first mortgage loans to churches and other non-profit organizations. We have also made several loans to assisted living centers and currently hold five loans to assisted living centers totaling approximately $7,961,000 as of March 31, 2003. Normally our loans are not insured by the Federal Housing Authority or guaranteed by the Veteran's Administration or otherwise guaranteed or insured. There is no limit on the proportion of our assets that are invested in first mortgage loans. As of March 31, 2003, we owned mortgage loans, interim loans, and church bonds in the amount of $54,196,581 which represents 98.35% of our total assets as of such date.

    Our mortgage loan activities involve the marketing of our loan services, the origination of first mortgage loans, and the servicing of such loans. We make our loans with the intent to hold such loans until paid in full. We do not normally sell our loans. However, the Board of Trust Managers may decide to sell one or more loans and may do so without shareholder approval. Furthermore, in the event of a demand on us to pay our master notes or the failure to renew our bank line of credit, we might have to sell a portion of our mortgage loan portfolio.

    Most of our mortgage loans are secured by properties of churches. These properties tend to be single purpose facilities suitable primarily for churches or schools. In the event of a default resulting in a foreclosure of a borrower's property, there may not be a large number of potential buyers for such single purpose facilities. The limited number of prospective buyers of a foreclosed property could adversely affect the value of the property. In the event that the property cannot be resold for an amount sufficient to repay the principal and interest owing to us and our expenses incurred in foreclosing and maintaining the property, we would incur a loss on our investment which would negatively affect the value of our shareholders' investment.

    From time to time, our loan portfolio will include a small number of loans which are secured by unimproved land.

    Our normal lending criteria requires that:

  The loan must not exceed 66 2/3% of the appraised value of the property to be used to secure the loan;

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  The annual payments necessary to amortize the loan must not exceed 35% of the borrowing church's gross annual income, including regular contributions; and
  The total amount of the loan must not exceed 3.5 times the borrowing church's gross annual income, including regular contributions.

We also normally require:

  An acceptable appraisal of the property to secure the loan;
  Borrower's financial statements for the past 3 years and in the event that the loan equals or exceeds $1,000,000 the financial statements must be audited;
  A Phase 1 environmental report unless waived by us;
  At least one inspection of the property to secure the loan by one of our employees or representatives;
  A mortgagee's title policy in the amount of the loan insuring that our mortgage is a first mortgage subject only to those normal exceptions found in a standard mortgagee title policy and such other exceptions as approved by us or our counsel; and
  Other requirements and conditions found in normal loan agreements in the industry.

    These criteria and requirements may be amended, waived or modified on a case by case basis by our Loan Committee or our Trust Managers.

Sale of Investments

        Our Declaration of Trust does authorize our Trust Managers to purchase or sell investments. However, we have only sold one mortgage loan and it is not our policy to sell our loans. The Trust Managers may decide to sell loans or may need to sell loans in the event of a liquidity need or otherwise in their discretion. We have on several occasions purchased mortgage loans. From time to time, we will bid on the purchase of packages of mortgage loans made by churches normally to banks which are looking to sell the loans for various reasons. We recently purchased one loan in the principal amount of $1,250,000 on April 30, 2003. In fiscal year 1993, we purchased 136 mortgage loans from the Federal Deposit Insurance Corporation and the Resolution Trust Corporation for a total purchase price of $20,489,390. It is the policy of the Trust Managers to continue to pursue the purchase of quality first mortgage loans. This policy may be continued, amended, modified or discontinued without the consent of our shareholders.

Repurchase of Our Shares

        In 1998, we made an odd-lot tender offer to shareholders holding 99 or fewer of our shares. Pursuant to this offer, we purchased 6,596 of our shares. This odd-lot tender offer was conducted in an effort to reduce the number of shareholders by eliminating small lot shareholders and thereby reducing the cost of shareholder services. Although it is not the normal policy of the Trust Managers to reacquire our shares, the Trust Managers may from time to time decide to reacquire or attempt to reacquire some of our shares. The shareholders would not have the right to consent to this policy or action.

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Reporting to Our Shareholders

        It is our policy and it is the requirement of our Declaration of Trust that we provide annual and quarterly reports to our shareholders. The quarterly reports contain our unaudited balance sheet as of the last day of our most recent fiscal year end and quarter, management's discussion of the results of operations for the applicable quarter and secondary market information regarding our Shares. The annual report to shareholders is provided in conjunction with our annual proxy solicitation relative to our annual shareholder's meeting. The annual report to shareholders includes our audited financial statements which are certified by our independent auditors, presently Clifton Gunderson LLP, a brief history of Church Loans, management's review of the past year, a letter from our chairman and management's discussion and analysis. This policy cannot be changed except by amendment to our Declaration of Trust, which requires the affirmative vote of not less than two-thirds of the owners of our outstanding shares.

Investments in real estate or interests in real estate

        Our present policy is to invest only in such real estate to house our necessary office operations. We own the property located at 5305 I-40 West, Amarillo, Texas which is used as our only business location. From time to time, we may own real property that we have obtained through foreclosure of a defaulted mortgage loan held by us. In these instances, we immediately market the property for re-sell. It is our intent to sell a foreclosed property as soon as practical and to invest the proceeds from a sale into mortgage loans. Although our Declaration of Trust authorizes us to purchase, hold, lease, sell, develop, subdivide and improve real estate and to do any other acts in regard to real estate as allowed by law for real estate investment trusts to perform, it is not our policy nor our intent to invest in real estate except as we have stated.

Securities of or interests in persons primarily engaged in real estate activities

        We do not hold any securities or interests in persons engaged in real estate activities, (such as stocks, interests in other real estate investment trusts, partnership interests or joint venture interests) except that we do hold a small investment in bonds issued by churches that are secured by a first mortgage lien upon the property of such church. As of March 31, 2003, we held church bonds in the amount of $621,132. We acquired these bonds in two ways. From approximately 1985 to 1988, we invested in certain church bonds. These churches have been paying these bonds through various repayment schedules.

        Furthermore, since 1991 we have engaged in the business of making loans to individuals the proceeds of which are used by the individuals to purchase church bonds issued by the church in which the individuals are members. These loans are secured by a pledge of the bond so purchased and the bond is secured by a first mortgage against the property of the issuing church. As of March 31, 2003, we held $295,719 of these loans. Since March 31, 2003, the Board of Trust Managers has decided to terminate this division of our business. We intend to continue to hold these loans until maturity. These loans draw interest at the rate of 16% and are amortized over the life of the loan usually 3 years. In the event that a borrower defaults in the payment of the borrower’s loan to us and fails to cure the default in the time allowed by law, then we foreclose our pledge of the church bond that secures the loan. Upon the foreclosure, we are normally the highest bidder and take ownership of the bond. Upon obtaining ownership of a church bond through this means, we will either re-sell the bond in the secondary market or we will hold the bond to maturity.

       Our Declaration of Trust prohibits us from investing in commodities, real estate contracts of sale or securities in any company.

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Investments in other securities

        We hold no other securities or investments than described above. The balance of our assets are held in cash or cash accounts awaiting their investment in mortgage loans.

DESCRIPTION OF OUR REAL ESTATE

        We maintain as our only place of business our offices located at 5305 I-40 West, in Amarillo, Texas. We are the sole owner and occupant of such building.

        Our real properties, net of depreciation and excluding real estate acquired through foreclosure, are not a significant portion of our assets, representing less than 1% of our total assets.

DIVIDENDS

        It is our policy to distribute each year to our shareholders 90% of our net income. Dividends are paid twice each year in cash. Dividends are paid by May 1 for the three-month period ended March 31, and by February 1 for the nine-month period ended December 31, 2003.

        Without regard for the dates dividends were declared, for the fiscal year ended March 31, 2002, we paid a cash dividend of $.46 per share and for the fiscal year ended March 31, 2003, we paid a cash dividend of $.40 per share. There is no assurance that we can continue to pay dividends at these levels.

SUMMARY OF RISK FACTORS

        You should carefully review the Risk Factors described in this Prospectus beginning at page 18 in order to reflect upon the factors that should be considered prior to investing in our Shares. These Risk Factors include:

  All of our debt consists of short-term maturities and we may not have sufficient cash flows from our operating activities to meet these maturities.

  Our line of credit owing to Amarillo National Bank matures on December 31, 2003.

  It may be necessary for us to raise additional funds in order to meet all of our financial obligations and these funds may not be available on acceptable terms or at all.

  Our master note agreements are due on demand.  The demand of a significant amount of such master notes would adversely affect our operations.

  Interest rate changes may result in the realization of substantially less net interest income.

  General economic and financial conditions in mortgage and financial markets may negatively affect our results of operations and your investment.

  There are inherent general risks involved in investing in mortgage loans including risks related to the collateral securing the loan, prior liens, property taxes and costs to enforce the mortgages.

  Our lending decision is based upon an appraisal of the property to secure the loan which is made prior to the making of the loan.  In the event of default the

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actual value of the collateral securing the loan may differ and a decline in real estate values will adversely affect the value of: our loans, mortgages securing our loans, and our shares.
  Our church loans are normally secured by "single purpose" properties that may not be readily marketable in the event of default.

  It is inevitable that some loans will become delinquent and we will not be able to collect the interest on the loan or may even have a loss of principal on the loan.

  A church loan is normally repaid from contributions by the congregation's members which may vary thereby affecting the congregation's respective ability to timely meet the obligations of the congregation.

  Our mortgage loans are subject to normal credit risks and the loss of the underlying collateral.

  We intend to hold our mortgage loans to maturity.  The risks associated with the loan will continue until a loan is paid in full.

  In some, but very few, of our loans, we have individual guarantors of the loans. However, the likelihood of recovering from these guarantors is remote and very costly.

  Interim loans represent a greater risk of loss than a permanent loan that amortizes over the term of the loan.

  Many of our interim loans are secured by a first lien against the borrower's property that also secures the permanent lender.  In these instances we do not have exclusive control over the proceedings in the event of default.

  Construction loans offer higher risks of loss due to problems related to construction which may result in a loss to our investment portfolio.

  Our failure to continue to qualify as a REIT would result in being taxed as a corporation thereby reducing the cash available for investment and adversely affecting our ability to pay dividends, all of which would adversely affect the value of our Shares.

  Payment of dividends required to maintain our REIT status will prohibit any substantial reinvestment of earnings.  This could prohibit or slow any increase in the value of our Shares.

  REIT distribution requirements could require us to borrow funds or liquidate investments on adverse terms, which might a dversely affect our profitability.

  Ownership of our Shares is restricted somewhat to insure our REIT qualification.  These restrictions could adversely affect the liquidity and marketability of our Shares.

  Changes in federal and local tax laws may adversely affect our operations and the value of your investment.

  Federal or state law may limit or prevent a change of control even if a change of control would increase our ability to operate more profitably.

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  There is no assurance that you can sell your Shares since there is a limited trading market for the Shares.

  During a period of decline in our earnings per share, there may be an increase in the number of our Shares that are offered for sale.  Since there is only a limited market for our Shares, an increase in the number of Shares that are offered for sale, could result in a significant decrease in the price at which the Shares can be sold.

  There may be a delay in investing the proceeds of the offering which could impact our ability to pay dividends consistent with our history.

  We use leveraging or debt to increase the assets that are available to us for investment which increases our exposure of risk of loss.

  We face significant competition in providing financing to churches and other non-profit entities which may make it difficult to obtain quality mortgage loans in which to invest.

  From time to time we enter into commitments to make loans for which the total exceeds our cash on hand and other available funds.

  If our commitments to make loans exceed our available funds, we could be subject to claims from borrowers to whom we have made these commitments.

  Although we have outstanding loan commitments totaling approximately $8.3 million as of March 31, 2003, we have not identified specific mortgages in which we will invest the proceeds of this offering.

  Future revisions in our policies and strategies are at the discretion of the Board of Trust Managers.  Changes in these policies and strategies are normally made without shareholder approval.

  Although we primarily invest in mortgage loans of churches, we are not prohibited from investing in other assets normally allowed for investment by a real estate investment trust.

  The risks and the general illiquidity of real estate investments may prohibit us from disposing of certain investments in response to changes in economic and other conditions.

  Our Declaration of Trust and our Bylaws may be amended only upon the affirmative vote of the holders of not less than 2/3 of the Shares outstanding.  In the event of the need to change the Declaration of Trust or our Bylaws, we may not be able to timely do so, if at all.

  The Shares are being offered on a "best efforts" basis and there is no assurance that all or any portion of the Shares being offered will be sold.  Failure to sell a significant portion of the Shares may prohibit us from accomplishing our objectives in a meaningful way.

  Some holders of master note agreements may elect to move monies presently held in master note agreements to an investment in our Shares.  Although this would reduce our debt expense it will not increase the funds available to us for investment in mortgage loans.

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  There is no minimum offering amount and thus no escrow requirement.

  A lack of geographic diversity in our mortgage loans could result in significant losses in the event of adverse economic conditions or a catastrophe in that geographic area.

  Insurance on our real estate and real estate collateral may not cover all potential losses.

  Environmental compliance costs and liabilities relating to our real estate collateral may adversely affect our results of operations.

  Any time we are proceeding against a defaulted borrower, there is a risk that the borrower will also bring a legal action against us.

  The prepayment of mortgage loans may adversely affect our net income.

  Our mortgage loans are normally without any credit enhancements or guarantees.

  We depend upon our key employees and if we lost a key employee, a suitable replacement may not be easily obtained.

  Our Trust Managers devote only limited time to our business.

  We are not currently supervised or regulated by any federal or state agency.

  Failure to maintain an exemption from the Investment Company Act would adversely affect our operations.

  The Shares offered are, in effect, common stock, and contain no rights to dividends, no preferred rights and no preemptive rights to Shares based upon ownership of Shares.

  Since we make predominantly loans to churches, terrorist attacks against churches could affect a significant number of loans in our portfolio or the market value of our stock.

  There are certain conflicts of interest between Church Loans, Great Nation Investment Corporation and Steve Rogers, a member of our Board of Trust Managers.

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RISK FACTORS

        You should carefully consider the Risk Factors described below before making an investment decision. You should also refer to the other information in this Prospectus, including the financial statements and accompanying notes to financial statements appearing elsewhere in this Prospectus. The risk and uncertainties described below are those that we believe may materially affect Church Loans. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that effect Church Loans.

        This Prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Prospectus.

All of our debt consists of short-term maturities and we may not have sufficient cash flows from our operating activities to meet these maturities.

        Our debt consists of a line of credit with the Amarillo National Bank and its participating banks in the amount of $35,000,000 with an outstanding principal balance as of March 31, 2003 of $18,922,000, and master note agreements entered into with other creditors in the total amount of $13,448,714 as of March 31, 2003. As of March 31, 2003, our total indebtedness was $32,370,714. Our total expected payments to be received by us on our portfolio of loans and bonds during fiscal year 2004 are $17,512,433.

        Our bank line of credit agreement matures on December 31, 2003. Although this credit facility is normally extended each year, this is no assurance that such will be extended or that we will be able to arrange a similar loan with another bank.

        All of our master notes are due on demand and if no demand then on July 1, 2004. Although we expect these master notes to be renewed annually and substantially maintained, there is no assurance of this.

        If all of our creditors demanded payment during fiscal year 2004 and were not willing to extend these loans, then we would not have sufficient cash flows from our loan portfolio to meet these obligations. In this event, it would be necessary for us to sell some of our loans. We have had little experience in selling loans, but would anticipate that it would be necessary to discount our loans.

        The demand upon us to meet these short term maturities would affect our ability to make additional loans and thereby affect our profitability. A demand by our lenders would also make it difficult to fund dividends to our shareholders.

Our line of credit owing to Amarillo National Bank matures on December 31, 2003. Failure to review or replace this line of credit arrangement could adversely affect our operations.

        We believe that the bank line of credit will be extended annually. In the event that Amarillo National Bank elects not to renew the line of credit and a similar financing arrangement cannot be made with another bank, then we have the option of retiring the line of credit over a period of time, not to exceed five years, equal to the weighted average remaining term of the real estate lien notes which are pledged to secure the line of credit. In this event, we would be unable to draw on the line to fund new loans.

        Even if we are successful in arranging a new line of credit with another bank, it may not be upon as favorable terms as the present line of credit. Less favorable terms would negatively affect our profitability.

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It may be necessary for us to raise additional funds in order to meet all of our financial obligations and these funds may not be available on acceptable terms or at all.

        It may be necessary for us to raise additional funds in order to meet all of our financial obligations. There is no assurance that we would be able to raise sufficient additional funds through borrowings. In this event, it would be necessary for us to liquidate a portion of our mortgage loans. We have little experience in selling our loans, but we anticipate that it may be necessary to discount loans in order to timely sell them. A sell of a substantial portion of our loans at discounts would reduce our equity to the detriment to our shareholders. The extent, if any, to which we would have to discount our loan portfolio cannot be determined at this time.

Our master note agreements are due on demand. Demand of a significant amount of these master notes would adversely affect our operations.

        Since the master notes owing by us are due on demand, any holder could immediately demand payment of the holder’s note. In such an instance, we believe that we would be able to meet this demand from available operating funds or by drawing upon our line of credit. Although our master note agreements provide that we may limit withdrawals to a maximum of $250,000 per note per 30-day period, there is no assurance that we would have sufficient funds available to be drawn on the line of credit or otherwise to pay any demanded master note. In the event that we failed to pay a master note upon demand, if known, other holders of master notes, would likely also demand payment of their master notes resulting in a series of demands. In this event if there are not sufficient funds available from the line of credit to pay the demanded master notes, we would have to sell loans in our portfolio to retire the demanded master notes. We have very limited experience in selling loans and would expect that it will take some time to accomplish a sale and possibly at substantial discounts. We would be in default in the payment of the master notes and might have to seek protection under the bankruptcy laws in order to obtain the necessary time to sell assets to meet this demand. Even if we are able to meet the demands, these events would adversely affect our operation and any investment in our Shares.

Interest rate changes may result in the realization of substantially less net income.

        Our interim loans are normally made at rates of interest that change as the prime rate of interest changes. Most of our permanent mortgage loans are made at rates of interest that are fixed for a period of time, either one year or five years, and then reprice based upon the prime rate of interest within certain interest rate caps provided in the loans. However, all of our debt is either directly or indirectly tied to the prime rate of interest charged by major domestic banks and is subject to the day-to-day fluctuation of the prime rate without any interest rate cap. As the prime rate of interest increases, causing an increase in our interest expense, our net income decreases for a period of time until the permanent mortgage loans reprice. Correspondingly, as the prime rate of interest decreases our interest expense would decrease and our net income would generally increase until the permanent mortgage loans reprice. In the event of a significant or rapid increase in the prime rate of interest, our interest expense could increase to an extent that we actually incurred a loss on our permanent mortgage loans until these loans could reprice. Even the repricing of these loans may not cure the deficit between the interest income on a loan and the interest expense incurred in carrying the loan if the prime rate of interest increases have exceeded the interest rate cap provided in the note. These factors could lower our net income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations and, correspondingly, the value of our Shares.

General economic and financial conditions in mortgage and financial markets may negatively affect our results of operations and an investment in our Shares.

        The performance of our mortgage loan portfolio depends on, among other things:

  the level of net interest income generated by our mortgage loans,

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  the market value of such mortgage loans, and

   the supply of and demand for such mortgage loans.

In addition, the following factors cannot be predicted with any certainty:

  Prepayment rates,

  interest rates,

  borrowing costs and credit losses depend upon the nature and terms of the mortgage loans,

  the geographic locations of the properties securing the mortgage loans,

  conditions in financial markets,

  the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System,

  international economic and financial conditions,

  competition, and

  other factors.

There are inherent general risks involved in investing in mortgage loans including risks related to the collateral securing the loan, prior liens, property taxes and costs to enforce the mortgages.

        All real property investments are subject to some degree of risk. The mortgage loans in which we invest normally will not be insured or otherwise guaranteed by any institution or agency. In the event of a default by a borrower it may be necessary for us to foreclose our mortgage or engage in negotiations which may involve further outlays to protect our investment. The mortgages securing our loans may be or become, in some instances, subordinated to mechanics’ or materialmen’s liens or property tax liens. In these instances it may become necessary in order to protect a particular investment for us to make payments in order to maintain the current status of a prior lien or discharge it entirely. It is possible that the total amount recovered by us in these cases may be less than our total investment, resulting in a loss. In the event of a major loan default or several loan defaults resulting in losses, our profitability would be materially and adversely affected and our ability to pay dividends to our shareholders would be impaired.

Our lending decision is based upon an appraisal of the property to secure the loan which is made prior to the making of the loan. In the event of default, the actual value of the collateral securing the loan may differ. A decline in real estate values will adversely affect the value of our loans, the value of the mortgages securing our loans and the value of our Shares.

        Pursuant to our Declaration of Trust, our loans may not exceed 66 2/3% of the value of the real estate securing the loan. However, the determination of the value of the real estate securing the loan is based upon a real estate appraisal made near the time of the making of the loan. In the event of a default and the resulting foreclosure of the property securing a loan, the property may sell for more or less than the appraised amount. This difference may be the result of mistaken assumptions made by the appraiser or changes in market conditions since the time of the appraisal. We obtain an appraisal prior to making the loan to determine loan qualification. However, we do not normally obtain new appraisals or updates to the appraisals after the making of the initial loan.

Our church loans are normally secured by “single-purpose” properties that may not be readily marketable in the event of default.

        In the event of default by a borrower in the payment of a mortgage loan owing to us, we may proceed to foreclose the property securing our loan. However, the property securing the loan is normally a “single-purpose” church facility that may not be readily marketable. It may take longer to secure a buyer for a property. During a significant holding period, we may have to expend additional funds to secure and maintain the property and pay taxes on the property. Furthermore, during the holding period the value of the property may decline. Due to the limited number of potential buyers of the property, we may not be able to realize enough from the sale of the property to retire the entire principal, interest and expenses that we have invested in the loan.

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It is inevitable that some loans will become delinquent and we will not be able to collect the interest on the loan or may even have a loss of principal on the loan.

        It is generally our practice to discontinue the accrual of interest upon mortgage loans which are 90 days or more past due, and to discontinue the accrual of interest upon church bonds where the issuer of the bonds fails to make a semi-annual payment of principal or interest upon the bonds. At March 31, 2003, we had discontinued the accrual of interest upon mortgage loans and church bonds totaling $2,835,000. All payments which are received by us from churches upon mortgage loans or bonds where the accrual of interest has been discontinued is currently being applied to the reduction of the principal of the debt obligation of the church and not to the accrued interest.

        The following schedule summarizes our impaired loans:

	March 31,
	2001	2002	2003
Recorded investment in impaired loans and church bonds	$5,656,000	$1,152,000	$2,835,000

    Interest income which would have been recorded under the original terms of impaired loans and the interest income actually recognized are summarized below:

	March 31,
	2001	2002	2003
Interest income which would have been recorded	$614,000	$126,000	$200,000
Interest income recognized	(483,000)	(109,000)	(14,000)
Interest income foregone	$131,000	$17,000	$186,000

A church loan is normally repaid from contributions by the congregation's members which may vary thereby affecting the congregation’s ability to timely meet its obligations.

        As mentioned, most of our loans are made to churches. Churches are normally dependent on the contributions of its members to meet its obligations. If a borrowing church has a decline in membership or contributions, then it may not be able to timely make its payments to us. A church can experience a decline in membership or contributions as a result of:

  a general economic decline in the community in which the church is located,

  a specific economic decline that affects a significant number of the members of the church,

  a conflict or division in the church that results in a loss of membership,

  a withholding of members' normal contributions, or

  the loss of a popular pastor or minister of the church resulting in a significant loss of members and/or contributions.

Our mortgage loans are subject to normal credit risks and the loss of the underlying collateral.

        Our mortgage loans are subject to the normal, general risks associated with mortgage loans, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (including earthquakes, floods and the like). In the event of a default on a loan, we will bear the risk of loss of principal to the extent of any deficiency between the value of the property securing the loan and the amount owing on the loan. Mortgage loans that are in default are not eligible collateral for securing our bank line of credit with the Amarillo National Bank. Although we attempt to establish and maintain adequate reserves to cover these risks, there can be no assurance that such reserves will be sufficient to offset losses on mortgage loans in the future.

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        Even assuming that properties securing our mortgage loans do provide adequate security for these loans, substantial delays could be encountered in connection with the foreclosure of defaulted mortgage loans, with corresponding delays in the receipt of proceeds from the sale of these properties.

We intend to hold our mortgage loans to maturity. The risks associated with a loan will continue until the loan is paid in full.

       We intend to hold the mortgage loans that we make. We do not re-sell these loans in the secondary market. Furthermore, there is no known secondary market for mortgage loans made to churches and other non-profit entities. As a result of holding our loans, all of the inherent risks associated with a loan will continue until that loan is paid in full.

In some, but very few of our loans, we have individual guarantors of the loans. However, the likelihood of recovering from these guarantors is remote and very costly.

        In some cases, our permanent mortgage loans are guaranteed by individual members of the congregation to whom a loan is made. Since no financial statements of the guarantors are required, we do not know the ability of the guarantors to repay the loan in case of default. In the event it becomes necessary for us to foreclose upon the real estate securing a loan to a congregation, the real estate would be sold at public or private sale as provided in the mortgage. Should the proceeds from the sale be insufficient to pay in full the principal and interest upon the note together with all expenses of foreclosure, the guarantors would be called upon to pay the deficiency according to the terms of the guaranty agreement. Whether we would file suit against any of the individual guarantors of the note would depend upon certain factors including: the amount of deficiency; the availability of the guarantors for judicial process; the financial condition of the guarantors; and the cost of pursuing the guarantors.

Interim loans represent a greater risk of loss than a permanent loan that amortizes over the term of the loan.

        Although we are engaged in the business of making both long-term permanent loans and short-term interim loans to churches and other non-profit organizations, during the past several years a significant number of the loans that we made were interim loans. In fact, we attempt to maintain a loan portfolio that consists of 30-40% of interim loans. Most of these loans are for the purpose of financing the purchase or construction of church buildings and facilities, or for the renovation of these facilities. Most of these interim loans were associated with bond offerings of the borrowers where the proceeds from the sale of the bonds are used to repay our interim loan. The timely repayment of these interim loans is primarily dependent upon the success of the borrower in selling its bonds. Since these bonds are generally sold on a best efforts basis, with no firm underwriting or commitment by the broker-dealer to purchase any of the bonds, there is no assurance that bonds in sufficient amounts will be sold in order to timely repay the interim loan owing to us. All permanent and interim loans are secured by a first mortgage on the property of the borrower. In situations where we make an interim loan to be repaid from the proceeds of a bond offering of the borrower, if any of the bonds of the offering are sold, the mortgage securing the interim loan would be of equal priority with the mortgage securing the payment of the bonds which are actually sold. Should the borrower be unable to sell bonds in a sufficient amount to repay the interim loan, we would have the option to either foreclose on the property securing the interim loan or to extend the term of the loan over a longer period. In either instance, our interest in the property securing the payment of our loan by virtue of our mortgage would be in proportion to the respective indebtedness of the borrower to us and the bondholders.

        Furthermore, in the event of a default of an interim loan that is secured by a mortgage jointly securing us and the bondholders, we and the indenture trustee, acting on behalf of the bondholders, must cooperate in all collection actions or foreclosure proceedings. Therefore, we are not solely in control of the proceedings relating to a defaulted interim loan.

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        In addition, in the event that a borrower does not have or loses its permanent source of financing and is unable to retire the interim loan at maturity, then we may foreclose the property securing the loan, extend the interim loan to allow additional time for the borrower to obtain permanent financing, or convert the interim loan into a permanent loan. Any of these courses of action may either reduce our rate of return on the loan or result in a risk or loss to our loan portfolio.

Many of our interim loans are secured by a first lien against the borrower’s property that also secures the permanent lender. In these cases, we do not have exclusive control over the proceedings in the event of default.

        Most, if not all, of our interim loans are secured by what we call a “co-first” mortgage lien. The lien securing our interim loan also secures the permanent lender who typically is an Indenture Trustee for the benefit of the holders of bonds offered by a church. As the bonds are sold, the proceeds are used to retire our interim loan. This method of financing reduces closing costs and the interest expense of the borrower. In these financing arrangements we usually enter into an agreement with the permanent lender regarding several matters including the procedures in the event of default in either our interim loan or the permanent loan. The agreement provides that in the event of default in either the interim loan or the permanent loan, either lender may accelerate its loan and force the foreclosure of the property or other remedies as provided in the mortgage. In these cases, we do not have sole and exclusive control over the proceedings in the event of default.

Construction loans offer higher risks of loss due to problems related to construction which may result in a loss to our investment portfolio.

        We make construction loans primarily to churches that carry with them a higher degree of risk commensurate with construction loans, including: dealing with the general contractor and subcontractors, cost over-runs, mechanic and materialmen liens, local building and construction codes, construction delays, incomplete construction and weather. Any of these risks could result in a higher risk loan to our portfolio or even a default which in turn may result in a loss.

Our failure to continue to qualify as a REIT would result in being taxed as a corporation which would reduce the cash available for investment and adversely affect our ability to pay dividends, all of which would adversely affect the value of our Shares.

        In order to maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy certain tests with respect to the sources of income, the nature of our assets, the amount of our distribution to shareholders and the ownership of our Shares. See “Federal Income Tax Considerations,” Page 47. These restrictions and requirements may limit our ability to acquire certain types of assets that otherwise would be desirable and require us to make distributions to our shareholders at times when it would be more advantageous to utilize the funds for other purposes (such as the redemption of Shares, payment of debt, or investment in additional mortgages) or at times that we may not have funds readily available for distribution. Even if we continue to qualify as a REIT, we may be subject to certain federal taxes based on certain activities and upon the income not distributed to shareholders.

        If we fail to continue to qualify as a REIT in any taxable year, we will be subject to federal income taxation (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification is lost. Such disqualification would reduce our net earnings available for investment, repayment of debt or distributions to shareholders for the year or years involved. In addition, dividends to shareholders would no longer be required to be made.

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Payment of dividends required to maintain our REIT status will prohibit any substantial reinvestment of earnings. This could prohibit or slow any increase in the value of our Shares.

        Since we are required to distribute 90% of our earnings to our shareholders in order to maintain our REIT status, we are not able to re-invest our earnings in the company as many corporations do. Therefore, we do not expect our Shares to dramatically increase in value. This is a fundamental characteristic of a REIT and should be seriously considered by an investor prior to making an investment in our Shares.

REIT distribution requirements could require us to borrow funds or liquidate investments on adverse terms, which may adversely affect our profitability.

        As a REIT, we must distribute 90% of our earnings to our shareholders each year in order to maintain our REIT status. However, we may be required from time to time to accrue as income for tax purposes interest earned but not yet received. In this event, we could have taxable income without sufficient cash on hand to enable us to meet the distribution requirements of the Code. Accordingly, we may be required to borrow funds or liquidate mortgages or other investments in order to meet these distribution requirements. In the event that we must liquidate some of our investments to meet these distributions requirements, we may have to do so on adverse terms resulting in a loss to the company.

Ownership of our Shares is restricted somewhat to insure our REIT qualification. Such restrictions could adversely affect the liquidity and marketability of such Shares.

        In order to insure our qualification as a REIT, our Declaration of Trust prohibits ownership by any person, directly or indirectly, of more than 10% of our outstanding Shares. This restriction may eliminate some potential purchasers of our Shares in this offering and in the secondary market. Fewer buyers of Shares in the secondary market will tend to adversely affect the price of Shares in the secondary market.

Changes in federal and local tax laws may adversely affect our operations and the value of your investment.

        Increases in income taxes, service taxes, mortgage taxes or other taxes generally are not passed through to borrowers and, in some cases, cannot be passed on to borrowers according to local law. These increases may adversely affect our funds from operations and, the value of our Shares.

        We enjoy favorable income tax treatment due to our REIT status. However, in the event that federal or state income tax laws were amended to either eliminate this tax advantage or to grant similar tax advantages to corporations, then the value of our Shares could be adversely impacted.

Federal or State law may limit or prevent a change of control even if a change of control would increase our ability to operate more profitably.

        In order to maintain our qualification as a REIT under the Internal Revenue Code our Shares must be held by 100 or more persons and not more than 50% in value of the outstanding Shares may be held directly or indirectly by or for five or fewer individuals at any time during the last half of the tax year. To insure that we meet the 50% test, our Declaration of Trust provides that no person, corporation, trust, association or other entity shall own directly or indirectly more than 10% of our outstanding Shares. This ownership limit may discourage a change of control even if a change would increase our ability to operate more profitably.

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There is no assurance that you can sell your Shares since there is a limited trading market for the Shares.

        There is no established public trading market for our Shares. We attempt to maintain a list of persons desiring to sell Shares and persons desiring to purchase Shares. We provide this list to anyone upon request. During fiscal year 2003, a total of 104,742 Shares were sold in the secondary market at prices ranging from $2.90 to $4.00 per share. The last sale during the 2003 fiscal year was at $3.10 per share. During fiscal year 2002, a total of 210,422 Shares were sold in the secondary market at prices ranging from $2.90 to $3.06 per share. There are presently 7,000,806 Shares outstanding. Through this offering, the number of outstanding Shares could be increased to 14,000,806. This increase in the number of Shares outstanding will likely result in an increase in the number of Shares being offered for sale. However, there is no assurance that there will be sufficient buyers to meet the demand of shareholders desiring to sell. In the event that there are not sufficient buyers, it is expected that the price for Shares in the secondary market will decline. It may even be possible that significant number of Shares that are offered for sale will remain unsold for a substantial period of time. Thus, you should consider the possible illiquidity of these Shares prior to making an investment in our Shares.

During a period of decline in our earnings per share, there may be an increase in the number of our Shares that are offered for sale. Since there is only a limited market for our Shares, an increase in the number of Shares that are offered for sale, could result in a significant decrease in the price at which the Shares can be sold.

        It is anticipated that there will be a time of reduced earnings per share on our stock. These reduced earnings per share may cause many investors, including our existing shareholders, to decide to sell their Shares. We have a limited market for the sale of our Shares. In the event that a substantial number of our Shares are placed on the market, there may not be sufficient buyers to buy all of the Shares which would then result in a decrease in the price at which our Shares can be sold. In fact, a shareholder may not even be able to sell the shareholder’s shares.

There may be a delay in investing the proceeds of the offering which could impact our ability to pay dividends consistent with our history.

        It is our intent to use the proceeds from this offering in the short term to reduce our debt and in the long term to increase our portfolio of both interim and permanent mortgage loans. However, we anticipate that it will take a period of time to find quality interim and permanent mortgage loans in which to invest. Until such time that we are able to invest the proceeds of this offering in mortgage loans, we will not be able to maintain the earnings per share that we have historically.

We use leveraging or debt to increase the assets that are available to us for investment which may, in turn, increase our exposure of risk of loss.

        We use leveraging (borrowing of funds for lending purposes) to increase our assets available for investment. Our Declaration of Trust authorizes us to incur indebtedness in an amount not to exceed 800% of the total value of our assets which may be pledged to secure debt. As of March 31, 2003, we had pledged mortgage loans totaling $22,258,871 to secure our debt. As of March 31, 2003, the pledged loans were 40.39% of our total assets. As of March 31, 2003, our total liabilities were 61.09% of our total assets. The resulting higher level of obligations may increase commensurately our exposure of risk of loss. In order to repay our debt, we may be required to liquidate certain of our investments which may have an adverse effect on our operations.

Page 25 of XX

We face significant competition in providing financing to churches and other non-profit entities which may make it difficult to obtain quality mortgage loans in which to invest.

        In the field of long-term mortgage financing, we will be competing against church bond programs, commercial banks, other REITs and other lenders to make loans to churches for the purpose of providing funds for financing the purchase, refinancing or construction of church buildings and facilities. Loans to churches, as in the case of commercial loans, generally are competitive as to rate of interest and other costs associated with the loan, the term of the loan, and the security to be given by the borrower for the payment of the loan. Any loans which may be made by us will be competitive with other lending institutions as to the rate of interest to be paid by the borrower and as to the term which the loan is to be repaid. An increase in the availability of investment funds may increase competition for suitable investment opportunities, resulting in a reduced yield on those available.

From time to time, we enter into commitments to make loans for which the total amounts committed exceed our cash on hand and other available funds.

        Our commitments to make loans to churches and other non-profit organizations may exceed our cash on hand at any given time. We believe that the funds available to us from short-term borrowings under our lines of credit and available cash flows from our operations, will enable us to meet these commitments. However, the availability of cash flow from our operations is dependent upon the ability of our borrowers to repay their loans. In the event that a significant portion of our mortgage loans were to become delinquent, we might be unable to meet our obligations under these commitments without additional financing, the terms and availability of which cannot be predicted. Should additional financing be unavailable, we would be required to liquidate certain of our investments, which would have an adverse effect upon our operations. Our loan commitments are legally enforceable obligations and if not timely funded would subject us to potential claims for damages by borrowers to whom such commitments were made. At March 31, 2003, we had outstanding loan commitments totaling $8.3 million.

        The proceeds received by us from the sale of the Shares offered hereby will be used primarily for the purpose of reducing our present financial obligations and, secondarily, for the purpose of funding new loan commitments. See "Use of Proceeds," Page 33.

If our commitments to make loans exceed our available funds on hand, we could be subject to claims from borrowers to whom we have made commitments.

        We believe that the funds presently available to us, the funds available from this offering and the funds available to us from our borrowings will be sufficient to meet our loan commitments. However, the ability to fund our commitments is also dependent upon the timely repayment of loans owing to us. In the event that a significant portion of our mortgage loans were to become delinquent, we might not be able to meet our loan commitments without obtaining other financing. Other financing upon acceptable terms and conditions may not be available. If additional financing is not available, then we would have to liquidate existing mortgage loans which may have an adverse effect on our operations. If we fail to timely fund our loan commitments, we could be subject to claims for damages by borrowers to whom such commitments were made.

Although we have outstanding loan commitments totaling approximately $8.3 million as of March 31, 2003, we have not identified specific mortgages in which we will invest the proceeds of this offering.

        The initial use of the proceeds of this offering will be used to reduce our debt and then as available we will invest either the proceeds of this offering or proceeds from the bank line of credit in mortgage loans meeting our investment criteria. Investors must rely the abilities of our Trust Managers and employees with respect to the selection of loans in which to invest. You will not have the opportunity to evaluate the relevant economic, financial or other information regarding the specific mortgage loans or other assets in which we will invest.

Page 26 of XX

 Future revisions in our policies and strategies are at the discretion of the Board of Trust Managers. Changes in these policies and strategies are normally made without shareholder approval.

        We were organized pursuant to the provisions of the Texas Real Estate Investment Trust Act. Under the Act, the affirmative vote of owners of not less than two-thirds of our outstanding shares is required to amend the Declaration of Trust or to dissolve Church Loans. Our Declaration of Trust provides that all loans that we make must be secured by a first mortgage against real property and that the amount of the loan may not exceed 66 2/3% of the appraised value of the property securing the loan. However, other loan policies and strategies are at the discretion of the Board of Trust Managers and may be changed without shareholder approval. The policies of the Board of Trust Managers will significantly determine the profitability of Church Loans and the success of an investment in our Shares.

Although we primarily invest in mortgage loans to churches, we are not prohibited from investing in other assets normally allowed for investment by a real estate investment trust.

        It has been our primary purpose and intent to limit our investments to that of mortgage loans made to churches, assisted living centers, private schools and the like. However, our Declaration of Trust and Bylaws allow us to invest in any other assets that are allowed by law for investment by real estate investment trusts. In the event that our policies change to allow for investment in real estate and mortgages of for-profit entities, you should be aware that we do not have experience or expertise in these types of loans and may not be able to conduct our operations with the success that we have historically experienced in our normal business operations.

The risks and the general illiquidity of real estate investments may prohibit us from disposing of certain investments in response to changes in economic and other conditions.

        All real estate investments are subject to some degree of risk. The mortgage loans in which we invest are not insured by an government agency or other entity. The ability of the borrowers to repay loans and our resulting ability to pay dividends to shareholders may be adversely affected by the general economic climate, local conditions, zoning or other regulatory restrictions and increased operating costs. Furthermore, real estate loans are relatively illiquid; therefore, we have a limited ability to vary our portfolio promptly in response to changes in economic or other conditions.

Our Declaration of Trust and our Bylaws may be amended only upon the affirmative vote of the holders of not less than two-thirds of our outstanding shares. In the event of the need to change our Declaration of Trust or our Bylaws, we may not be able to do so in a timely manner or at all.

        In the event that the law or market conditions necessitated a revision to our Declaration of Trust or our By-Laws, we may not be able to do so either in a timely manner or at all. The failure to do so could result in our inability to take advantage of opportunities that would otherwise be available and might even affect our REIT status in the event that an amendment was necessary to maintain that status.

The Shares are being offered on a “best efforts” basis and there is no assurance that all or any portion of the Shares being offered will be sold. Failure to sell a significant portion of the Shares may prohibit us from accomplishing our objectives in a meaningful way.

        The primary purpose of the offering is to provide additional capital to reduce our debt and to fund additional loans. If there are not significant sales of the Shares, then these objectives will not be met in a meaningful way.

Page 27 of XX

Some holders of master notes may elect to move monies presently held in master notes to an investment in our Shares. Although this would reduce our debt expense, it will not increase the funds available to us for investment in mortgage loans.

        There is the distinct possibility that the holders of master notes owing by us may elect to take monies out of master notes and invest monies in Shares offered hereby. In this event, our interest expense will be reduced accordingly. However, to the extent monies are moved from master notes to Shares, we will not have new funds to invest in mortgage loans. This would not result in as substantial earnings per share as anticipated through the investment of new capital in additional mortgage loans.

There is no minimum offering amount and thus no escrow requirement.

        If you decide to purchase Shares offered hereby, then the proceeds from your purchase will be paid to us and we will immediately have access to the funds. The proceeds will not be placed in escrow and you will have no right to a refund of your investment.

A lack of geographic diversity in our mortgage loans could result in significant losses in the event of adverse economic conditions or a catastrophe in that geographic area.

        In the event of adverse economic conditions in a specific geographic area where we have significant mortgage loans owing to us, we may experience a higher than normal incidence of defaults. Furthermore, although our loan policy requires that the properties securing our loans be covered by normal multi-peril insurance, it is possible that a major catastrophe in a geographic region where we have significant loans could affect the ability of the churches in such region to repay their loans or the value of the properties securing the loans. In either event, if it is necessary to foreclose the properties securing the loans, we may not be able to recover the principal and interest owing to us, together with the expenses that we incur in the foreclosure process.

Insurance on our real estate and real estate collateral may not cover all potential losses.

        Our policies require that our borrowers maintain comprehensive multi-peril liability, fire and extended coverage insurance on the properties securing our mortgage loans. In the event that the borrower fails to maintain these coverages, then we place the coverages through insurance companies of our choice. The insurance coverages are similar in policy specifications, limits and deductibles as are customary in the industry. However, certain types of losses may be either uninsurable or economically uninsurable. These types of losses include riots, terrorism, acts of war, earthquakes, mold and water related damages. Should an uninsured loss occur, the affected borrower may not be able to repair the property or continue to meet its payments to us. If we foreclose the property we may have to expend significant funds to make necessary repairs to the property in order to sale the property. Upon the ultimate sale of the property, we may not obtain sufficient funds to repay the principal and interest owing and the expenses incurred to foreclose and remedy the property.

Environmental compliance costs and liabilities relating to the real estate securing our loans may adversely affect our results of operations.

        Under various federal, state and local laws, ordinances and regulations, an owner of property or a secured lender may be liable in certain circumstances for the cost, removal or remediation of certain hazardous or toxic substances or petroleum products disposed, stored, released, generated, manufactured or discharged from, on, at, into or below the property. We do not obtain an environmental report on all properties securing a mortgage loan owing to us. Even the existence of an environmental report does not necessarily disclose the existence of an environmental hazard or problem or protect an owner or lender from potential liability. The cost of any required remediation or removal can be quite extensive.

Page 28 of XX

        An environmental, toxic or hazardous conditions can dramatically reduce the ability of a borrower to meet its obligations, including its obligations to pay its mortgage loan owing to us. Furthermore, the existence of such a condition can greatly reduce the value of the collateral securing our loan. In the event that the borrower does not remedy an environmental condition and further defaults on its loan owing to us, we must carefully determine whether or not it is in our best interest to foreclose the property securing the loan which is environmentally impaired. It could be that the cost of remedying the environmental condition could well exceed the resulting value of the property.

        Even if we have no liability to remove or remedy the environmental condition, the existence of such may still result in a loss to us in the cash flow from the loan or the proceeds resulting from a foreclosure of the property in the event of default.

Any time we are proceeding against a defaulted borrower, there is a risk that the borrower will also bring a legal action against us.

        From time to time, we have to bring legal action against a defaulted borrower to enforce the loan documents, including foreclosing the property securing the loan. In this event, the borrower may bring a counter claim or suit against us in an attempt to stop or stall the foreclosure action. In the alternative, a borrower may file bankruptcy in an attempt to stay the foreclosure, reorganize their debts or preserve the equity in their property. In either event, we risk the potential loss of damages due to such claims, the cost of defending such claims, irregardless of the merit of the claim, and the costs resulting from the delays associated with the litigation.

The prepayment of mortgage loans may adversely affect our net income.

        Prepayments of mortgage loans owing to us may adversely affect our net income. We do not normally charge a pre-payment penalty. We cannot accurately predict prepayments, with the exception that prepayments normally occur during times that the interest rate on mortgage loans owing to us exceed prevailing mortgage interest rates. Other factors affecting prepayments are the borrowers desire to refinance and extend the maturity of the loan and reduce its monthly payment obligation or the refinancing and borrowing of additional funds to finance the cost of remodeling or additions to the borrower’s facilities. A substantial number of prepayments could adversely affect our net income during a time that loan demand is low

Page 29 of XX

and we are unable to reinvest the proceeds from the prepayment or cannot reinvest the proceeds at a rate of interest that is as high as the loan that was prepaid which is usually the case.

Our mortgage loans are normally without any credit enhancements or guarantees.

        Our loans are made based solely upon our lending criteria which includes our analysis of the borrower’s ability to repay the loan and the appraised value of the property to secure the loan. We normally do not have access to credit enhancements that may be available to residential mortgage loans or loans that are guaranteed or insured in whole or in part by the United States government, an agency thereof or an insurance company. As a result, an investment in our Shares is dependent on our ability to attract, qualify and make performing profitable loans.

We depend upon our key employees and if we lost a key employee, a suitable replacement may not be easily obtained.

        We depend upon our key employees, M. Kelly Archer, President and Manager of Operations, Robert E. Martin, Vice-President of Lending and Robert E. Fowler, Vice-President of Accounting and Information Systems. Each of these employees have been with us for a significant period of time and have excellent experience in our business. These employees are essential for all aspects of our operations, including:

  marketing and advertising,

  mortgage loan qualification and underwriting,

  generation of business leads,

  maintenance of business relationships,

  maintaining goodwill,

  managing our operations,

  accounting and bookkeeping functions,

  reporting duties to all federal and state agencies and

  reporting and correspondence to shareholders.

        In the event that we lost one of these key employees, such loss could have an adverse impact on our operations. Furthermore, a suitable replacement may not easily be found. A loss of one of these key employees could result in less than favorable results of operations until a suitable replacement could be found or trained.

        We do maintain key man insurance on Mr. Archer in the amount of $2 million. This insurance is payable to us and would help offset a short term loss in operations in the event of the death of Mr. Archer.

Our Trust Managers devote only limited time to our business.

        At the present time, no Trust Manager devotes his full time to our business. The Trust Managers devote only such time to our business as their duty requires. Our day-to-day operations are handled by six full-time employees, and such part-time employees as, from time to time, may be necessary.

We are not currently supervised or regulated by any federal or state agency.

        We are not supervised or regulated by any federal or state agency. Nor are we insured or guaranteed by any federal or state agency.

Failure to maintain an exemption from the Investment Company Act would adversely affect our operations.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Our ownership of certain assets may be limited by the provisions of the Investment Company Act. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as described in this Prospectus. A failure to qualify for this exemption would have a material adverse effect on us.

The Shares offered are in effect common stock, thus the Shares do not contain rights to dividends, preferred rights, or preemptive rights based upon ownership of the Shares.

        The Shares offered are in effect common stock. We have no other classification of Shares. Our shareholders hold no preferred rights to dividends, preemptive rights, options, or warrants. In fact, our Declaration of Trust prohibits the issuance of any preemptive rights.

Since we make predominantly loans to churches, terrorist attacks against churches could affect a significant number of loans in our portfolio or the market value of our shares.

        Although terrorism can affect anyone, churches are certainly not exempt from the acts of arsonists and similar terrorists and have, in some cases, been the specific target of such persons. Arsonists or terrorists attacks against properties securing loans owing to us, could, depending upon insurance coverage, result in a default by the affected church in the payment of its loan owing to us and in the event of foreclosure, it may be difficult to resale the property for an amount sufficient to repay the principal and interest owing to us, together with expenses incurred.

        A rash of arsonist or terrorist attacks against churches in general could affect the insurance rates that churches have to pay, thereby affecting a churches ability to meet its

Page 30 of XX

obligations to us, and could adversely affect the value of an investment in our Shares. Further, such a rash of incidents could adversely affect the market value of our Shares.

There are certain conflicts of interest between Church Loans, Great Nation and Steve Rogers, a member of our Board of Trust Managers.

        We have contracted with Great Nation to assist us in offering these Shares to the public. Great Nation is currently engaged in the business of assisting churches and other non-profit organizations in obtaining the necessary financing of the cost of the acquisition or construction of buildings and improvements primarily through the offering of bonds by such organizations. These bonds are sold not only to the members and friends of the issuing churches, but also to the public at large. The commissions which are generally received by Great Nation from bond offerings are normally in excess of the commissions to be paid by us to Great Nation from the sale of these Shares. Since Great Nation and its registered sales representatives will receive a larger commission for the sale of bonds of the churches and other non-profit organizations than they would receive for the sale of the Shares, they would be more inclined to sell church bonds rather than sell these Shares.

        We are engaged in the business of making both long-term permanent loans to churches and other non-profit organizations as well as making short-term interim loans to these borrowers. Great Nation is also engaged in the business of assisting churches and other non-profit organizations in obtaining the necessary financing to purchase property, to construct church buildings and facilities, and to make additions to or to renovate the present facilities of such organizations. From time to time, Great Nation will refer a church to us for a loan. Although we may pay Great Nation a fee with regard to a loan made by us which is originated by Great Nation, the compensation which Great Nation would receive from a bond offering by a church would be substantially more than any fee which would be paid by us to Great Nation for referring a loan to us. Because of the additional compensation to be received by Great Nation for assisting a church or other non-profit organization in the offering and sale of its bonds, rather than obtaining a loan from us, Great Nation will be more inclined to pursue a bond offering for the benefit of a church rather than negotiate a permanent loan from us.

        Steve Rogers, one of the members of our Board of Trust Managers, is a real estate appraiser and holds the MAI certification. From time to time, we make loans to churches which have obtained appraisals which have been prepared by Mr. Rogers or his company, Steve Rogers Company. In addition, Mr. Rogers serves on our Loan Committee. Mr. Rogers abstains from voting as a member of the Loan Committee on any loan application for which he or his company has prepared the appraisal.

DETERMINATION OF OFFERING PRICE AND RELATED MATTERS

Offering Price

        The Shares are offered at a price of $3.00 per share. This offering price was determined based upon the price at which our Shares were trading in the secondary market and our book value. Although there is no established public trading market for our Shares, we do maintain and make available a list of persons desiring to buy Shares and persons desiring to sell Shares. During the fiscal year 2003, a total of 104,742 Shares were sold in the secondary market at prices ranging from $2.90 per share to $4.00 per share. Approximately 97% of these Shares sold in the price range of $2.90 per share to $3.10 per share during the fiscal year 2003. The last sale during the fiscal year ended March 31, 2003 was at $3.10 per share. Our book value per share as of March 31, 2003 was $2.95 after deducting the $.11 per share dividend declared in April for the three-month period ended March 31, 2003. In determining the price per share, we chose a price slightly below the prevailing market price for our Shares in the secondary market in order to encourage new investment in our company.

Dilution

        There is no substantial disparity between the public offering price for the Shares and the effective cash cost to officers, members of our Board of Trust Managers, promoters and affiliated persons of Shares acquired by any of these persons during the past five years. These persons do not hold any rights to acquire Shares. We are subject to the reporting requirements

Page 31 of XX

of Section 13(a) or 15(d) of the Exchange Act prior to the filing of the registration statement. Any Shares purchased during the past five years by our officers, Trust Managers, promoters and affiliated persons would have been purchased in the secondary market and have, to our knowledge, been reported pursuant to Section 13(a) or 15(d) of the Exchange Act. We have never issued or granted any rights to purchase our Shares to our officers, Trust Managers, promoters or affiliated persons.

        Further, the Shares are not being offered for the account of any security holders.

        Since the Shares are being offered at a price of $3.00 per Share and upon the sale of the Shares we will receive $2.85 per Shares, net after commissions, assuming the sale of all of the Shares offered to persons who are not presently our Shareholders, our book value per share, after deducting the dividend declared in April 2003, would be diluted from $2.95 per share to $2.90 per share.

PLAN OF DISTRIBUTION

        We have contracted with Great Nation as our agent for the sale to the public of the Shares. There is no obligation on the part of Great Nation to take down or pay for any Shares, but it has agreed to use its best efforts to sell the Shares to the public through licensed salespersons, less a discount or selling commission equal to 2% of the selling price for Shares purchased by our existing shareholders and 5% to all other persons. Although, we anticipate this offering being only on a "best efforts" basis, in the event that a NASD member broker-dealer offers to take down a portion of the offering, any Share so taken may be at a maximum discount of 5%.

        The Shares shall be offered for sale to the public generally and not to any specific or specialized group of investors.

        There are no options to purchase Shares which are outstanding.

        Great Nation is a registered NASD Broker-Dealer organized in June of 1987. Great Nation is a corporation organized under the laws of the State of Texas and until June 19, 1989 was our wholly-owned subsidiary. On June 19, 1989, we sold all of the outstanding common stock in Great Nation to a third party. Since the sale of said stock no officer or director of Great Nation is an affiliate of ours and none of our Trust Managers is an affiliate of Great Nation.

        We have only contracted with Great Nation to sell the Shares. However, other NASD member Broker-Dealers may sell the Shares through a Selling Group Agreement with Great Nation.

        No Trust Manager, officer or employee of Church Loans will receive any compensation or renumeration from the proceeds of this offering.

Broker-Dealer Compensation and Expenses of this Offering

Cash commissions payable by us to the Broker-Dealer		$1,050,000(1)
Offering Expenses
Attorneys fees	$ 38,500
Accounting fees	15,000
Printing costs	5,000
Federal registration fees	1,699
State registration fees	63,000	(2)
NASD fee	2,600
Total estimated offering expenses		$ 125,799
Total Broker-Dealer Compensation and Expenses of the Offering		$1,175,799

(1) The commission amount is assuming that the entire offering is sold to persons who are not existing shareholders.

(2) We anticipate registering the Shares in several states. The State registration fees are an estimate. The actual amount may differ depending upon the number of states in which we register and the amount registered in each state.

PURPOSE OF THE OFFERING

        The purpose of this offering of Shares is to raise additional capital in order for us to make additional mortgage loans and, as a result, to further grow this company.

Page 32 of XX

USE OF PROCEEDS

        The gross proceeds to be received by us from this offering in the maximum amount of $21,000,000 (net $19,950,000 after commissions), will be used to obtain additional mortgage loans. However, in the short-term until additional loans are located, it is our intent to use the proceeds to reduce our line of credit owing to the Amarillo National Bank which as of March 31, 2003 had a principal outstanding balance of $18,922,000. To the extent proceeds are not used to reduce our line of credit, we intend to use the remaining proceeds to fund the acquisition of new loans. Then, as qualified loans are located, we will use proceeds available from this offering to fund these loans and to the extent that proceeds of this offering are not available, then we intend to draw against our line of credit to fund these loans. As a result, in the long-term, the proceeds of this offering will be use to acquired additional mortgage loans.

        The interest payable on the line of credit owing to the Amarillo National Bank adjusts daily based upon the prime rate of interest established by J.P. Morgan Chase amp; Co., Inc., New York. The rate of interest on the first $20 million is at a rate equal to 1% less than the prime rate (3.25% as of June 1, 2003) and the rate of interest on the second $15 million represented by the line of credit is at a rate equal to .75% less than the prime rate (3.5% as of June 1, 2003). The debt represented by the line of credit is due and payable on December 31, 2003. It is our intent to renew the line of credit each year for an additional one year period which has historically been the case. However, in the event that the bank elects not to renew the line of credit and we do not find a similar credit arrangement upon acceptable terms, then we may elect under the loan agreement with the bank to retire the line of credit over a period of time, not to exceed 5 years, equal to the weighted average remaining term of all mortgage loans which are then pledged to secure the line of credit.

        The line of credit arrangement or a similar arrangement with a prior bank has been renewed annually by us and the applicable lender for many years. The present line of credit agreement is dated December 31, 2002 and was for a line of credit in the amount of $20 million. This agreement was modified on January 27, 2003 increasing the line of credit to $24 million. On April 14, 2003, the line of credit agreement was again modified to increase the line of credit to $35 million. We have used the line of credit facility to fund our working capital needs which have been primarily to make our mortgage loans.

        As of March 31, 2003, we had loan commitments outstanding of $8.3 million. We reserve the right to change how we use the proceeds of this offering in the event that upon receipt of the proceeds of this offering we have sufficient loan demand that we need to immediately use the proceeds to fund committed loans. In this event, we would not use the proceeds in the short term to reduce our debt.

        Even if substantially less than all of the Shares offered are sold, we plan to use the proceeds received to reduce the line of credit in the short term and to fund additional mortgage loans in the long term.

SELECTED FINANCIAL DATA

        The following table summarizes certain financial data and is qualified in its entirety by the more detailed Financial Statements included in this Prospectus.

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	Years Ended March 31,
INCOME STATEMENT	2003	2002	2001	2000	1999
Interest and fees on loans and church bonds	$4,902,182	$5,291,814	$4,914,251	$4,716,800	$4,561,217
Net Interest Income	3,927,582	4,302,595	3,344,074	3,594,736	3,385,413
Net income (1)	3,113,639	3,281,795	2,628,232	3,059,815	2,505,826
BALANCE SHEET: (at end of period)
Mortgage loans, church bonds and interim construction loans, net of allowance for possible credit losses	52,463,332	45,228,382	41,162,733	35,548,741	35,855,928
Total assets	55,106,397	48,060,716	42,619,618	37,944,940	37,292,537
Total liabilities	33,666,609	26,934,244	21,554,571	16,357,762	16,034,860
Shareholders' equity	21,439,788	21,126,472	21,065,047	21,587,178	21,257,677
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	7,000,806	7,000,806	7,000,806	7,000,806	7,000,806
PER SHARE:
Net income (2)	$0.44	$0.47	$0.38	$0.44	$0.36
Dividends (3)	$0.39	$0.48	$0.41	$0.43	$0.35
_______________
(1)	There were no extraordinary items included in the determination of net income for any of the periods presented.
(2)	There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.
(3)	Dividends per share are for fiscal years, without regard to dates they were declared. See Note 5 to Financial Statements.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial information is presented to illustrate the effects of the issuance of our Shares assuming that the offering had taken place on April 1, 2002 and that the entire offering was purchased by persons who are not presently our shareholders. Such information should not be construed as being a representation of the future financial position or results of our operations.

                              Balance Sheet
                              March 31, 2003

                                                               Pro Forma
                                               Actual         As Adjusted
Assets:
   Cash and Cash Equivalents .............   $    273,432   $     359,617 (1)
   Receivables
       Mortgage Loans and church bonds-
         performing ......................     35,689,239      35,689,239
        Interim loans - performing .......     15,672,768      15,672,768
        Non-performing mortgage loans,
         church bonds and interim loans ..      2,834,574       2,834,574
        Less: Allowance for credit losses      (1,733,249)     (1,733,249)
                                             ------------     -----------
                                               52,463,332      52,463,332
        Accrued interest receivable ......        445,778         445,778
        Notes receivable .................        302,719         302,719
                                             ------------     -----------
                  Net Receivables ........     53,211,829      53,211,829
                                             ------------     -----------
    Property and Equipment, net of
         accumulated depreciation of
         $    528,568                             129,774         129,774
    Other Real Estate Owned ..............      1,433,087       1,433,087
    Other Assets .........................         58,275          58,275
                                             ------------     -----------
Total Assets .............................   $ 55,106,397    $ 55,192,582
                                             ============    ============
Liabilities
    Notes Payable and line of credit .....   $ 32,370,714     $12,420,714 (2)
    Accrued interest payable .............        135,235         135,235
    Federal income tax payable ...........          -0-             -0-
    Other ................................      1,160,660       1,160,660
                                             ------------     -----------
Total Liabilities ........................     33,666,609      13,716,609
                                             ------------     -----------
Shareholders' Equity
    Shares of Beneficial Interest ........     20,623,866      40,573,866
    Undistributed net income .............        832,412         918,597
    Treasury shares ......................        (16,490)        (16,490)
                                             ------------     -----------
Total Shareholders' Equity ...............     21,439,788      41,475,973
                                             ------------     -----------
Total Liabilities and Shareholders' Equity   $ 55,106,397    $ 55,192,582
                                              ===========     ===========

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                              Statement of Income
                           Year Ended March 31, 2003

                                                           Pro Forma
                                              Actual      As Adjusted
                                            __________     ____________

Interest Income and Fees on Receivables    $ 4,902,182    $ 4,902,182
Debt Expense - Interest ................      (974,600)      (254,917) (3)
                                           -----------    -----------
Net interest income ....................     3,927,582      4,647,265

Provision for Credit Losses ............           -0-            -0-
                                           -----------    -----------
Net interest income less provision for
    possible credit losses .............     3,927,582      4,647,265
                                           -----------    -----------
Other Income ...........................        86,145         86,145

Other Operating Expenses
    General and administrative .........       771,378        771,378
    Board of Trust Managers' fees ......        58,782         58,782
                                           -----------    -----------
         Total other operating expenses        830,160        830,160
                                           -----------    -----------
Income before provision for income taxes     3,183,567      3,903,250

Provision for Income Taxes .............       (69,928)       (97,420) (4)
                                           -----------    -----------
Net Income .............................   $ 3,113,639    $ 3,805,830
                                           ===========    ===========
Net Income Per Share                          $.44 (5)       $.27 (6)
                                              ====           ====
_______________

(1)  Pro forma  cash and cash  equivalents  have been  reduced  by the  offering expenses of $125,799 and increased by the undistributed net income assuming that  we  distributed  by  February  1, 2003  92.5%  of our  net income for the nine-month period ended December 31, 2002.

(2)  We have prepared these pro forma financial  statements under the assumption that the entire net  proceeds of the  offering  are used to reduce our debt and that no new mortgage loans are acquired.

(3)  Based upon the assumption  that the entire net proceeds of the offering are used to reduce our debt,  debt  expense  will be reduced  accordingly.  The adjusted debt expense was computed by reducing our average  month-end  debt balance of  $27,070,593 by  $19,950,000  and applying our weighted  average interest rate of 3.58% to the remaining balance of debt (See "Note 2 - Debt
     Obligations"  to our  financial  statements  for the period ended March 31,
     2003, page 75).

(4)  The  provision  for income  taxes  assumes  that 92.5% of our net income is distributed to our  shareholders  and that tax at the applicable  corporate ordinary income tax rates applies to the undistributed net income.

(5)  Is based upon 7,000,806 shares outstanding.

(6)  Assumes there are 14,000,806 shares outstanding.

Page 35 of XX

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations - 2003 compared to 2002

        During the fiscal year ended March 31, 2003, our interest income and fees decreased by $389,632 (7.36%) over the previous fiscal year. However, our interest income for the fiscal year ended March 31, 2002 was significantly influenced by the payment of several loans that were previously characterized as non-performing. The pay-off of these loans resulted in an additional recognition of interest income of approximately $586,000 in fiscal year 2002 as compared with interest income recognized in fiscal year 2003 on the pay-off of loans previously characterized as non-performing of approximately $164,000, a difference of $422,000. Interest income and fees after deducting the interest income received on the payment of loans which were previously characterized as nonperforming was $4,738,182 in fiscal year 2003 as compared to $4,705,814 in fiscal year 2002, an increase of $32,368 or 0.69%.

        The decrease in interest income and fees in fiscal year 2003 was also attributable to a decrease in the interest rates on our loan portfolio. The average interest rate on loans and church bonds held by us decreased from 9.14% as of March 31, 2002 to 7.80% as of March 31, 2003.

        There was a slight increase in the amount of performing interim loans held by us from $15,317,011 as of March 31, 2002 to $15,672,768 as of March 31, 2003, and there was an increase in performing mortgage loans and church bonds during the recent fiscal year from $30,507,636 as of March 31, 2002 to $35,689,239 as of March 31, 2003. In addition, non-performing loans increased from $1,151,907 as of March 31, 2002 to $2,834,574 as of March 31, 2003. Therefore, the total performing and non-performing mortgage loans, church bonds

Page 36 of XX

and interim loans increased from $46,976,554 as of March 31, 2002 to $54,196,581 as of March 31, 2003. This increase is partially the result of a decrease in the payments received on mortgage and interim loans during fiscal year 2003 of $17,755,086 as compared to $27,454,632 during fiscal year 2002. This represents a decrease of $9,699,546 or 35.33%. The increase in mortgage loans, church bonds and interim loans held was offset by a decrease in our investment in mortgage and interim loans from $32,691,886 for the fiscal year ended March 31, 2002 to $25,465,901 during the fiscal year ended March 31, 2003. The decrease in our investment in mortgage loans also contributed to a decrease of $19,145 in commitment fees earned in fiscal year 2003 as compared to fiscal year 2002.

        Our net income for fiscal year 2003 was $3,113,639 ($.44 per share), a decrease of $168,156 (5.12%) from the previous fiscal year. Such decrease was primarily attributable to a decrease in our net interest income. Net interest income decreased from $4,302,595 in fiscal year 2002 to $3,927,582 in fiscal year 2003, a decrease of $375,013 (8.72%) from fiscal year 2002.

        The decrease in our net income for fiscal year 2003 was offset by a slight decrease in interest expense. In fiscal year 2003, the average aggregate amount of total debt outstanding was $7,945,467 more than in fiscal 2002. However, the weighted average interest rate decreased from 5.12% for the year ended March 31, 2002, to 3.58% for the year ended March 31, 2003. Our interest expense decreased from $989,219 for the fiscal year ended March 31, 2002, to $974,600 for the fiscal year ended March 31, 2003, a decrease of $14,619 or 1.48%. The average month-end balance of the indebtedness owing by us increased from $19,125,126 for the fiscal year ended March 31, 2002, to $27,070,593 for the fiscal year ended March 31, 2003. Such increase was due to an increase in our debt resulting from the decrease in the payments received by us on mortgage and interim loans. The effect on interest expense of increased debt was offset by the decrease in our cost of funds as previously mentioned.

        Income from the realization of loan discounts from loan purchases decreased from $264,694 for the year ended March 31, 2002, to $40,528 for the year ended March 31, 2003, a decrease of $224,166.

        General and administrative expenses increased from $733,957 for the fiscal year ended March 31, 2002, to $771,378 for the fiscal year ended March 31, 2003, an increase of $37,421 or 5.10%.

        Dividends related to fiscal year 2003, without regard to dates they were declared, were $2,730,315 or $.39 per share as compared to $3,360,387 or $.48 per share for fiscal year 2002. The decrease in dividends paid was primarily attributable to a decrease in our net income. As a real estate investment trust, prior to 1999 were are required by Section 857 of the Internal Revenue Code to distribute not less than 95% of our taxable net income to our shareholders. In 1999, Section 857 of the Code was amended to reduce this requirement from 95% to not less than 90%. In fiscal year 2002 and 2003, we elected to reduce our dividends based upon this lower requirement. Dividends are based on taxable income which varies from net income reported in the financial statements because of temporary differences (differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years). In fiscal year 2002, we distributed dividends equal to 92.7% of our net taxable income as compared to 92.5% in fiscal year 2003. Future dividends may be more or less than the net income reported in the financial statements because of variances in these temporary differences.

        During fiscal year 2003, the prime interest rate decreased from 4.75% at the beginning of the fiscal year to 4.25% at the close of the fiscal year. Should the prime interest rate decrease during fiscal year 2004, our interest expense will generally decrease and our net income will in turn generally increase. Should the prime interest rate increase during fiscal year 2004, our interest expense will generally increase and our net income will in turn generally decrease.

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         Other income increased from $32,203 for fiscal year 2002 to $86,145 for fiscal year 2003. Included in fiscal year 2003 income is a gain of $9,320 on the sale of properties which we had obtained through foreclosure.

Results of Operations - 2002 compared to 2001

        During the fiscal year ended March 31, 2002, our interest income and fees increased by $377,563 (7.68%) over the previous fiscal year. This increase was primarily attributable to an increase in performing mortgage loans, church bonds and interim loans and an increase in net interest rate margin.

        The average interest rate on loans and church bonds held by us decreased from 10.28% as of March 31, 2001 to 9.14% as of March 31, 2002.

        There was an increase in the amount of our performing interim loans from $11,537,684 as of March 31, 2001 to $15,317,011 as of March 31, 2002 and there was an increase in performing mortgage loans and church bonds during the recent fiscal year from $25,537,346 as of March 31, 2001 to $30,507,636 as of March 31, 2002. In addition, non-performing loans decreased from $5,655,875 as of March 31, 2001 to $1,151,907 as of March 31, 2002. Therefore, the total performing and non-performing mortgage loans, church bonds and interim loans increased from $42,730,905 as of March 31, 2001 to $46,976,554 as of March 31, 2002. This increase is partially the result of an increase in the investment in mortgage and interim loans made by us during fiscal year 2002 of $32,691,886 as compared to $30,618,186 during fiscal year 2001. This represents an increase of $2,073,700 or 6.77%. The increase in our investment in mortgage loans also contributed to an increase of $98,318 in commitment fees we earned in fiscal year 2002 as compared to fiscal year 2001. The increase in performing mortgage loans, church bonds and interim loans was offset by an increase in the payments received on mortgage and interim construction loans and church bonds from $24,886,228 for the fiscal year ended March 31, 2001 to $27,454,632 during the fiscal year ended March 31, 2002.

        Our net income for fiscal year 2002 was $3,281,795 ($.47 per share), an increase of $653,563 (24.87%) from the previous fiscal year. Such increase was primarily attributable to an increase in our net interest income. Net interest income increased from $3,344,074 in fiscal year 2001 to $4,302,595 in fiscal year 2002, an increase of $958,521 (28.66%) from fiscal year 2001.

        Our interest income for the fiscal year ended March 31, 2002 was significantly influenced by the payment of several loans owing to us that were previously characterized as non-performing. The pay-off of these loans resulted in an additional recognition of interest income of approximately $586,000 in fiscal year 2002.

        The increase in the net income for fiscal year 2002 was also attributable to a decrease in our interest expense. In fiscal year 2002, the average aggregate amount of total debt outstanding was $270,756 more than in fiscal 2001. However, the weighted average interest rate decreased from 8.33% for the year ended March 31, 2001 to 5.12% for the year ended March 31, 2002. Our interest expense decreased from $1,568,994 for the fiscal year ended March 31, 2001 to $989,219 for the fiscal year ended March 31, 2002, a decrease of $579,775 or 36.95%. The average month-end balance of the indebtedness owing by us increased from $18,854,370 for the fiscal year ended March 31, 2001 to $19,125,126 for the fiscal year ended March 31, 2002. Such increase was due to an increase in our debt resulting from the increase in our investment in mortgages and interim loans. The effect on interest expense of increased debt was offset by a decrease in our cost of funds as previously mentioned.

        Income from the realization of loan discounts from loan purchases increased from $42,033 for the year ended March 31, 2001 to $264,694 for the year ended March 31, 2002, an increase of $222,661.

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        General and administrative expenses increased from $676,149 for the fiscal year ended March 31, 2001 to $733,957 for the fiscal year ended March 31, 2002, an increase of $57,808 or 8.55%.

        Dividends related to fiscal year 2002 were $3,360,387 or $.48 per share while dividends related to fiscal year 2001 were $2,870,331 or $.41 per share.

        During fiscal year 2002, the prime interest rate decreased from 8.00% at the beginning of the fiscal year to 4.75% at the close of the fiscal year.

        Gain on the sale of properties which we had obtained through foreclosure was $180,662 for fiscal year 2001 as compared to no gain on the sales of foreclosed properties in fiscal year 2002. Therefore, other income decreased from $200,452 for fiscal year 2001 to $32,203 for fiscal year 2002.

Liquidity and Capital Resources

        We are engaged primarily in the business of making permanent and interim loans to churches and other non-profit organizations, and to other borrowers, including businesses engaged in the building and operation of assisted living centers. At March 31, 2003, we had five loans to two different borrowers which are secured by assisted living centers which totaled approximately $7,961,000. Three of these loans were to affiliated borrowers totaling approximately $1,660,000 and with the remaining two loans to another borrower totaling approximately $6,301,000.

        Our assets primarily consist of our loan portfolio, real estate acquired through foreclosure and our office building and facilities. Our operational expense is comprised of the maintenance of our office building, the payment of the salaries of our management and support staff, office expenses, fees paid to the Board of Trust Managers, and the payment for legal and accounting services. Substantially all of our assets are invested in the permanent and interim loans made by us. Our only potential liquidity problems are related to the timely and proper repayment by us of the leveraged funds we have borrowed to make loans in excess of our capital and the ability to fund loan commitments which totaled approximately $8.3 million at March 31, 2003. All of our debt is generally classified as short term having maturities ranging from “on demand” to maturities repayable over various periods extending through fiscal year 2004.

        All of our debt outstanding as of March 31, 2003, in the amount of $32,370,714 will mature in fiscal year 2004. These debt obligations primarily consist of our bank line of credit and master note agreements. As of April 14, 2003, we had modified our loan agreement with the Amarillo National Bank increasing the line of credit from $24,000,000 to $35,000,000. Although our bank line of credit matures in fiscal year 2004, it is anticipated that the line of credit will be renewed annually. In the event that the bank elects not to renew the line of credit, we may under the terms of the loan agreement retire the line of credit over a period of time, not to exceed five years, equal to the weighted average remaining term of all our real estate lien notes which are pledged to secure the bank line of credit.

        At March 31, 2003, loans to us under master note agreements, which are in effect demand notes, totaled $13,448,714. In the past, we have utilized our bank line of credit and the principal paid to us upon our outstanding loan portfolio in order to meet our maturing obligations.

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The following table summarizes our contractual obligations as of March 31, 2003:

Long-term debt		$ -0-
Short-term debt
Line of Credit	$18,922,000
Master Notes	$13,448,714
Total Short-term debt		$32,370,714
Total Contractual Obligations		$32,370,714

        At March 31, 2003, the balance which could be borrowed by the Trust upon our bank line of credit was $5,078,000. The principal payments scheduled to be received by us upon our loan portfolio for the years ending March 31, 2004 and 2005 are $17,512,433 and $2,140,143, respectively. Assuming all of these scheduled principal payments are received, these payments, together with the balance available to us on our bank line of credit, would not provide us with sufficient funds to meet our maturing obligations and fund loan commitments without the necessity of borrowing funds from other sources.

        As mentioned above, we have increased our bank line of credit from $24 million to $35 million effective April 14, 2003. Based upon our success in obtaining borrowings in the past, we are confident that, should it be necessary, we will be able to obtain additional bank financing in the future in sufficient amounts to timely meet all of our obligations.

        Should all the scheduled principal payments upon loans made by us not be received, and should we be unable to borrow against our line of credit, and should borrowings from other sources not be available, it would be necessary for us to sell a portion of our mortgage loan portfolio in order for us to meet all of our financial obligations. At March 31, 2003, the principal balance of our loan and church bond portfolio was $54,196,581, net of unamortized purchase discounts. The weighted average interest rate on loans and church bonds was 7.80% per annum. In view of the normal marketability of conventional loans, we might be required to discount a majority of these loans in order for them to be attractive for purchase. The principal amount of these loans if discounted to yield a weighted average interest rate of 12%, 14% and 16% would be $35,227,778, $30,195,236, and $26,420,831, respectively. There is no assurance that we would be able to sell all, or a portion of, our portfolio of loans, in which event, it would be necessary for us to secure a loan, or loans, from a lender in order for to meet our financial obligations. There is no assurance that we would be able to secure a loan in such an instance. We have sold only one of the loans in our mortgage loan portfolio and, therefore, have limited experience in this area.

        Principal payments scheduled to be received by us upon our permanent loan portfolio during the years ending March 31, 2004 and 2005, if not used to fund new loan commitments, would be used to reduce our outstanding indebtedness. Should we use the payments of principal which shall be received upon our loan portfolio to reduce our outstanding indebtedness, our interest expense will decrease. In such an instance, whether the decrease in the interest income will exceed, or be less than, the decrease in the interest expense will largely be dependent upon the prime rate of interest prevailing at such time due to the fact that the interest to be earned by us upon our mortgage loan portfolio is generally based upon a fixed rate of interest or a variable rate of interest that periodically reprices, while the interest to be paid by us upon our outstanding debts is directly, or indirectly, tied to the prime rate of interest charged by major domestic banks.

        As of March 31, 2003, a substantial portion of the promissory notes evidencing the loans made by us have been pledged to secure our bank line of credit. Promissory notes totaling $22,258,871 were pledged against the bank line of credit which had a total outstanding balance of $18,922,000. The required collateral for this bank loan was $20,814,200, leaving an excess of promissory notes which have been pledged to secure said bank notes of $1,444,671. These excess promissory notes may be reassigned by the bank to us to be sold in order to meet our financial obligations. Should it be necessary, in order to meet our financial obligations, these

Page 40 of XX

excess notes amounting to $1,444,671 and other additional promissory notes in the approximate amount of $31,937,710 (for a total amount of $33,382,381) would be available to be sold to meet our financial obligations. Should the excess promissory notes be assigned by the bank to us as heretofore described, the bank line of credit would continue to be secured by the required ratio of notes pledged to the principal balance of the bank line of credit. There is no assurance that we would be able to sell all, or any portion of, these notes.

        Cash flows from operating activities consists primarily of net income. The primary components of net income are interest income and expense. Interest income should continue to be the main source of cash provided by operating activities; however, the availability of this cash flow is dependent upon the ability of the borrowers to repay loans. Although there was an increase in the amount of non-performing loans as of March 31, 2003, compared to March 31, 2002, cash provided by operating activities has been and is expected to be a relatively stable source of cash flow.

        Cash flows from investing activities results primarily from investment in and payments received on mortgage and interim construction loans and church bonds.

        Cash flows from financing activities relate primarily to the borrowings and payments on notes payable and the line of credit. Borrowings are made as funds are needed to make loans or as current obligations become due. Based upon our success to obtain borrowings in the past, we are confident that we will be able to obtain borrowings in the future in sufficient amounts, along with payments to be received on loans, to timely meet our obligations.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements or commitments other than our loan commitments of $8.3 million as of March 31, 2003.

Inflation

        At March 31, 2003, the weighted average interest rate on our mortgage loan and church bond portfolio was 7.80% per annum while the weighted average interest rate upon all borrowings was 3.25% per annum. Although a majority of the loans constituting our loan portfolio have been made at variable rates of interest that generally reprice either daily, annually, or otherwise periodically, a portion of the loans constituting our loan portfolio have been made at fixed rates of interest and therefore are not subject to being increased or decreased during the term of the loan. All of our indebtedness is either directly or indirectly tied to the prime rate of interest charged by major banking institutions and, therefore, is subject to fluctuation. During periods of inflation, the prime rate of interest charged by major banking institutions, as well as the interest rate or cost of borrowing money from any lender, generally increases. Consequently, during an inflationary period our interest expense would increase. Since our interest income would not increase as rapidly, an increase in our interest expense would decrease our net income. However, interest income should subsequently increase as variable rate loans reprice. Should the amount of the loans and the amount of the indebtedness remain constant, and should the weighted average interest rate upon the indebtedness increase to approximately 13.06% per annum, our interest income and the interest expense would be substantially equal.

New Accounting Standards

        In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

Page 41 of XX

        We have applied the new rules on accounting for goodwill and other intangible assets as of April 1, 2002. Application of the nonamortization provisions of the statement did not have an effect on net income as we currently have no goodwill or other intangibles.

        We do not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board will have a significant impact on its financial statements.

GENERAL INFORMATION

        We are a real estate investment trust organized under the laws of the State of Texas in March 1963. Although we have the authority to engage in business of buying, selling and leasing of real estate, we have heretofore restricted our business activities primarily to making loans to churches and other non-profit organizations which are secured by a first mortgage on real estate owned by these borrowers.

        Our Declaration of Trust dated February 22, 1963 and our By-Laws dated October 1, 1965 are our governing instruments. The period of duration of Church Loans, unless dissolved in accordance with law, or by the consent of the owners of our Shares, is perpetual. We may be dissolved by the affirmative vote of not less than two-thirds of the owners of our Shares.

        Although we are not a corporation, our Declaration of Trust provides for the holding of an annual meeting of shareholders following within a reasonable time after the required mailing of an annual report to our shareholders. Historically, we have had an annual meeting of shareholders on the third Friday in July of each year. It is our intent to continue to hold such meeting on such date.

        The number of Shares of beneficial interest which we are authorized to issue is unlimited. Presently, we have 7,000,806 shares outstanding held by 2,358 shareholders.

        We qualify as a “real estate investment trust” under Section 856-858 of the Internal Revenue Code of 1986 as amended (the “Internal Revenue Code” or “Code”). Due to this qualification, we are not taxed on that portion of our taxable income which is distributed to our shareholders. We intend to continue to qualify as a real estate investment trust under the Code.

        Our office is located at 5305 I-40 West, Amarillo, Texas 79106 (telephone: 806- 358-3666).

        Our Declaration of Trust restricts our loan investments to loans secured by a first mortgage, deed of trust or other lien covering real property and the amount of a loan may not to exceed 66 2/3% of the value of the real property securing the loan. The value of the real property securing a loan is determined by an independent appraisal done at the time of the inception of the loan. We make long-term mortgage loans and short-term interim or construction loans to finance the construction of church buildings, the construction of assisted living centers, the purchase of real estate, or the refinancing of existing debt. Most of our interim loans are associated with bond offerings of churches and other nonprofit organizations and assisted living centers. These interim loans are scheduled to be repaid from the proceeds of the bond offerings.

        We are not limited to the location of the property securing any loans in which we invest and we seek to spread our investments in areas of the United States where favorable yields prevail.

        As of March 31, 2003, we had 87 permanent and interim mortgage loans and investments in church bonds having a principal balance of $54,772,437, with the average principal amount thereof being $629,568. The interest rates on these loans vary from 4.75% to 12% per annum with the weighted average interest rate of mortgage loans and church bonds being 7.80% per

Page 42 of XX

 annum at March 31, 2003. The original terms of these loans vary from one year to thirty years, with the majority being for a term of twenty years.

        During our fiscal year ending March 31, 2003, the net income of the Trust was $3,113,639, as compared to $3,281,795 in fiscal year 2002, a decrease of 5.12%. Such decrease in net our income was due to a decrease in our net interest income. Net interest income was lower in fiscal year 2003 as compared to fiscal year 2002 due to several reasons, including: (a) the payment in fiscal year 2002 of several loans owing to us that were previously characterized as non-performing, and (b) a decrease in our net interest rate margin on our loans.

        Our net income for each of the quarters during fiscal year 2003 was as follows: first quarter-$767,801; second quarter-$646,919; third quarter-$747,012; and fourth quarter- $951,907.

        Our operational expense increased from $785,512 during fiscal year 2002 to $830,160 in fiscal year 2003. Our operational expenses included general and administrative expenses and compensation to members of the Board of Trust Managers.

        During fiscal year 2003, we advanced loan proceeds of $25,465,901 on 13 interim loans and 15 permanent loans. Most, if not all, of such loans bear interest at a variable rate varying from 1.5% to 2% per annum in excess of the prime rate of interest published by the Wall Street Journal and known as the “Wall Street Journal Prime.”

        During fiscal year 2003, we employed a total of five full time employees and employed, as needed, two additional part-time persons who work on a contract basis. Recently, we hired another full-time employee to assist in attracting and servicing mortgage loans.

        The business conditions in which we operate have become more competitive in the past several years as more and more banks are re-entering the business of making loans to churches, especially the more desirable, less risky, church loans. If this trend continues, the rates and fees which we can charge may decrease. However, loan demand remains good as evidenced by the number of loan requests received by us and the $8.3 million of loan commitments we had outstanding as of March 31, 2003.

GENERAL AND INVESTMENT POLICIES

Prohibitive or Unauthorized Activities

        Our Declaration of Trust either prohibits us from conducting any of the following activities or does not authorize these activities:

  issuing any senior securities or Shares of more than one class;
  investing in securities of other issuers for the purpose of exercising control; or
  underwrite securities of other issuers.
It is not our policy to conduct any of the above set listed activities. In the event that we chose to conduct any of the foregoing listed activities, it would be necessary for us to amend our Declaration of Trust. Our Declaration of Trust cannot be amended except with the affirmative vote or written consent of holders representing two-thirds (2/3) of our outstanding Shares.

Issuance of Shares for Property Other Than Cash

        Although our Declaration of Trust authorizes the issuance of shares for property actually received, we have not and do not intend to offer our shares for any property other than cash.

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Borrowing Policies

        Our Declaration of Trust does authorize our Board of Trust Managers to borrow monies as needed for our operations. The Board of Trust Managers have and continue to authorize the borrowings represented by a $35 million bank line of credit agreement with the Amarillo National Bank and master note agreements which totaled $13,448,714 as of March 31, 2003. Such borrowings may be continued or discontinued, modified and amended solely by action of the Trust Managers and without shareholder approval. The Declaration of Trust does prohibit the Trust Managers from leveraging our assets to the extent that our total debt that is secured by a pledge of our assets shall not exceed 800% of the total value of the pledged assets.

Lending Policies

        The Declaration of Trust also authorizes the lending of monies which are secured by a first mortgage lien and for which the principal amount of the loan does not exceed 2/3rds of the appraised value of the property securing the loan.

        Although the Declaration of Trust requires that all of our loans be secured by a first mortgage lien against real estate, we have made one loan which is still outstanding that is secured by a second lien against the borrower's real estate. In May of 2003, we made a loan in the amount of $150,000 to a borrower which is secured by a second lien against the property of this borrower. We believe that the value of the property is approximately $7,312,000 and that the principal balance of the first lien note that is superior to our lien is approximately $2,500,000. We made this loan due to the fact that we had committed to make the loan assuming that we would be secured by a first mortgage lien. The loan was referred to us by a significant church bond broker-dealer. Although we did not have to proceed to make the loan, we decided to make the loan in order to continue to foster our relationship with such broker-dealer in hopes of continuing to receive referrals of additional first mortgage loans to us. We also felt the risk of loss was minimal.

        It is also the policy of the Trust Managers to limit our investment in any one mortgage loan to not more than $3,000,000. However, as of March 31, 2003, we held two mortgage loans that exceeded that policy limit: (a) a loan to Faith Bible Church in Arvada, Colorado in the present principal amount of $7,700,000; and (b) a loan to Great Plains Assisted Living, L.L.C., Omaha, Nebraska, in the present principal balance of $3,346,991. An exception to our policy of limiting investments in a single loan to $3,000,000 requires the recommendation of the Loan Committee and the affirmative vote of the majority of the Trust Managers. According to our Loan Agreement with Amarillo National Bank, our primary lender, loans in excess of $3,000,000 will not be pledged to secure our line of credit with the Bank unless the Bank specifically approves in writing a pledge of a loan in excess of such $3,000,000 limit. Please note that the loan limit policy is a policy of the Board of Trust Managers and may be changed, modified or amended at any time by action of the Board of Trust Managers. These loan guidelines may be changed from time to time by our Trust Managers without shareholder approval.

        Although our Declaration of Trust allows us to invest in all types of first mortgage loans, it is our policy to limit our investment in first mortgage loans to churches and other non-profit organizations. We have also made several loans to assisted living centers and currently hold 5 loans to assisted living centers totaling approximately $7,961,000 as of March 31, 2003. Normally our loans are not insured by the Federal Housing Authority or guaranteed by the Veteran's Administration or otherwise guaranteed or insured. There is no limit on the proportion of our assets that are invested in first mortgage loans. As of March 31, 2003, we owned mortgage loans, interim loans, and church bonds in the amount of $54,196,581 which represent 98.35% of our total assets.

        Our mortgage loan activities involve the marketing of our loan services, the origination of first mortgage loans and the servicing of our loans. We make our loans with the intent to hold these loans until paid in full. We do not normally sell our loans. However, the Board of

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Trust Managers may decide to sell one or more loans and may do so without shareholder approval. Furthermore, in the event of a demand on us to pay our master notes or the failure to renew our bank line of credit, we might have to sell a portion of our mortgage loan portfolio.

        Most of our mortgage loans are secured by properties of churches. These properties tend to be single purpose facilities, suitable primarily for churches or schools. In the event of a default resulting in a foreclosure of a borrower's property, there may not be a large number of potential buyers for a single purpose facility. The limited number of prospective buyers of a foreclosed property could adversely affect the value of the property. In the event that the property cannot be resold for an amount sufficient to repay the principal and interest owing to us and our expenses incurred in foreclosing and maintaining the property, we would incur a loss on our investment which would adversely affect the value of our shareholders' investment.

        From time to time, our loan portfolio will include a small number of loans which are secured by unimproved land.

        Our normal lending criteria requires that:

  The loan must not exceed 66 2/3% of the appraised value of the property to be used to secure the loan;
  The annual payments necessary to amortize the loan must not exceed 35% of the borrowing church's gross annual income and receipts, excluding extraordinary items; and
  The total amount of the loan must not exceed 3.5 times the borrowing church's gross annual income and receipts, excluding extraordinary items.

        We also normally require:

  An acceptable appraisal of the property to secure the loan;
  Borrower's financial statements for the past three years and in the event that the loan equals or exceeds $1,000,000 the financial statements must be audited;
  A Phase 1 environmental report unless waived by us;
  At least one inspection of the property to secure the loan by one of our employees or representatives;
  A mortgagee's title policy in the amount of the loan insuring that our mortgage is a first mortgage subject only to those normal exceptions found in a standard mortgagee title policy and other exceptions as approved by us or our counsel; and
  Other requirements and conditions found in normal loan agreements in the industry.

        Except as otherwise noted, our loan policies and guidelines are established by our Board of Trust Managers. These policies and guidelines may be changed by our Trust Managers without shareholder approval.

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Sale of Investments

        Our Declaration of Trust does authorize our Trust Managers to purchase or sale investments. However, we have only sold one mortgage loan and it is not our policy to sell our loans. The Trust Managers may decide to sell loans or may need to sell loans in the event of a liquidity need or otherwise in their discretion. We have on several occasions purchased mortgage loans. From time to time, we will bid on the purchase of packages of mortgage loans made by churches normally to banks which are looking to sell such loans for various reasons. We recently purchased one loan in the principal amount of $1,250,000 on April 30, 2003. Furthermore, in fiscal year 1993, we purchased 136 mortgage loans from the Federal Deposit Insurance Corporation and the Resolution Trust Corporation for a total purchase price of $20,489,390. It is the policy of the Trust Managers to continue to pursue the purchase of quality first mortgage loans. This policy may be continued, amended, modified or discontinued without the consent of our shareholders.

Repurchase of Our Shares

        In 1998, we made an odd-lot tender offer to shareholders holding 99 or fewer of our Shares. As a result of this offer, we purchased 6,596 of our Shares. This odd-lot tender offer was conducted in an effort to reduce the number of shareholders by eliminating small lot shareholders and reducing the cost of shareholder services. Although it is not the normal policy of the Trust Managers to reacquire our Shares, the Trust Managers may from time to time decide to reacquire or attempt to reacquire some of our Shares. The shareholders would not have the right to consent to this policy or action.

Reporting to Our Shareholders

        It is our policy and it is the requirement of our Declaration of Trust that we provide annual and quarterly reports to our shareholders. The quarterly reports contain our unaudited financial statements and management’s discussion and analysis and other pertinent information regarding our activities during the period covered by the quarterly report. The annual report to shareholders is provided with our annual proxy solicitation relative to our annual shareholder’s meeting. The annual report to shareholders normally includes our audited financial statements which are certified by our independent auditors, presently Clifton Gunderson LLP, a brief history of Church Loans, management’s review of the past year, a letter from our chairman and management’s discussion and analysis. This policy cannot be changed except by amendment to our Declaration of Trust which requires the affirmative vote of holders of at least 2/3rds of our outstanding Shares.

Investments in real estate or interests in real estate

        Our present policy is to invest only in real estate to house our necessary office operations. We own the property located at 5305 I-40 West, Amarillo, Texas which is used as our only business location. From time to time, we may own real property that we have obtained through foreclosure of a defaulted mortgage loan held by us. In these instances, we immediately market the property for re-sale. It is our intent to sell foreclosed properties as soon as practical and to invest the proceeds from these sales into mortgage loans. Although our Declaration of Trust authorizes us to purchase, hold, lease, sell, develop, subdivide and improve real estate and to do any other acts in regard to real estate as allowed by law for real estate investment trusts to perform, it is not our policy nor our intent to invest in real estate except as we have stated.

Securities of or interests in persons primarily engaged in real estate activities

        We do not hold any securities or interests in persons engaged in real estate activities, (including stocks, interests in other real estate investment trusts, partnership interests or joint venture interests) except that we do hold bonds issued by churches that are secured by a first mortgage lien upon the property of the church. As of March 31, 2003, we held church bonds

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in the amount of $621,132. We acquired these bonds in two ways. From approximately 1985 to 1988, we invested in certain church bonds. Tthese churches have been paying the bonds through various repayment schedules.

        Furthermore, since 1991, we have engaged in the business of making loans to individuals who use the proceeds to purchase church bonds issued by the church in which the individual is a member. These loans are secured by a pledge of the bond so purchased and the bond is secured by a first mortgage against the property of the issuing church. As of March 31, 2003, we held $295,719 of these loans. Since March 31, 2003, the Board of Trust Managers has decided to terminate this division of our business. We intend to continue to hold these loans until maturity. These loans draw interest at the rate of 16% and are amortized over the life of the loan, usually three years. In the event that a borrower defaults in the payment of the borrower’s loan and fails to cure the default in the time allowed by law, then we would foreclose the pledge of the church bond that secures the loan. Upon the foreclosure, we are normally the highest bidder and take ownership of the bond. Upon obtaining ownership of a church bond through this means, we will either re-sell the bond in the secondary market or we will hold the bond to maturity.

        Our Declaration of Trust prohibits us from investing in commodities, real estate contracts of sale or securities in any company.

Investments in other securities

        We hold no other securities or investments than described above. The balance of our assets are held in cash or cash accounts awaiting their investment in mortgage loans.

DESCRIPTION OF OUR REAL ESTATE

        Our only real property, other than real estate acquired through foreclosure, is the office building located at 5305 I-40 West, Amarillo, Texas which we owned and solely occupy. We maintain this property as our only place of business. There is no debt owed in regard to our real property. This property is located approximately 3.5 miles west of the Amarillo downtown business district on Interstate 40. The building consists of a main floor comprising approximately 2,321 square feet and a 868 square foot basement used principally for storage. This property is suitable and adequate for our purposes. However, if we continue to grow additional office space may be necessary in order to provide for additional staff and files. There are no present plans for the renovation, improvement or further development of such property. In our opinion the property is adequately insured.

        The building has been depreciated pursuant to Internal Revenue Service (“IRS”) guidelines. This property is fully depreciated for Federal tax purposes and as a result our Federal tax basis in the building is $0. The real estate tax rate for the property is $2.61006 per hundred dollar valuation and the property taxes paid for the calendar year ended December 31, 2002 was $4,531.76.

        Our real properties, net of depreciation and excluding real estate acquired through foreclosure, are not a significant portion of our assets, representing less than 1% of our total assets.

FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material federal income tax considerations that may be relevant to a prospective holder of our shares. This discussion is based on current law. This discussion is not exhaustive of all possible tax considerations. It does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of a shareholder's particular circumstances or to certain types of

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shareholders (including insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the united states) subject to special treatment under federal income tax laws.

        Each prospective purchaser of our shares is urged to consult with his own tax advisor regarding the specific consequences to him of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

        The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to us as a REIT for federal income tax purposes and to our shareholders in connection with their ownership of our Shares. However, it is impractical to set forth in this Prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of our Shares. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their shareholders. This treatment eliminates most of the “double taxation” (at the corporate level and then again at the shareholder level when the income is distributed) that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its shareholders.

        We are and have been taxed as a REIT since our inception in 1963 and we plan to continue to elect to be taxed as a REIT.

Opinion of Special Counsel

        Burdett, Morgan & Thomas, L.L.P., our counsel, has advised us in connection with the offering of these Shares and the maintenance of our qualification as a REIT. Based on existing law and certain representations made to our counsel by us and assuming that we operate in the manner described in this Prospectus, in the opinion of our counsel, we are in conformity with the requirements for qualification as a REIT under the Code and our actual and proposed method of operation described in this Prospectus and as represented by us to our counsel will enable us to continue to qualify as REIT. However, whether we will in fact continue to so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to our income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by our counsel. Moreover, certain aspects of our method of operations have not been considered by the courts or the IRS. There can be no assurance that the courts or the IRS will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, our counsel is unable to opine whether we will in fact qualify as a REIT under the Code in all events for all tax years. In the opinion of our counsel, the section of this Prospectus entitled “Federal Income Tax Considerations” identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of our Shares and to the extent the summaries involve matters of law, the statements of law are correct under the Code. Our counsel’s opinions are based on various assumptions and on the factual representations we have made concerning our business and assets. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy the requirements.

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         The opinions of counsel are based upon existing law including the Internal Revenue Code of 1986, as amended, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect us or our shareholders.

        In the event that we do not qualify as a REIT in any year, we will be subject to federal income tax as a domestic corporation and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. Consequently, we would be subject to potentially significant tax liabilities and the amount of earnings and cash available for distribution to our shareholders would be reduced.

Requirements for Qualification as a REIT

        To qualify for tax treatment as a REIT under the Code, we must meet certain tests which are described as follows:

Stock Ownership Tests

For all taxable years after the first taxable year for which a REIT election is made, our Shares must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year (or a proportionate part of a short tax year). In addition, at all times during the second half of each taxable year, no more than 50% in value of our Shares may be owned directly or indirectly by five or fewer individuals. If, for any taxable year, we comply with regulations requiring the maintenance of records to ascertain ownership of our outstanding Shares and we do not know or have reason to know that we failed to satisfy this test, we will be treated as satisfying this test for any such taxable year. In determining whether our Shares are held by five or fewer individuals, the attribution rules of Sections 544 of the Code apply. For a description of these attribution rules, see "Description of Our Shares", Page 56.

Our Declaration of Trust restricts any one person, corporation, trust, association or other entity from owning, directly or indirectly, more than 10% of our Shares and that no more than five persons may own more than 50% of our Shares. These provision are intended to avoid more than 50% of our Shares being held by five or fewer individuals (directly or constructively) at any time. These restrictions will not cause the stock to be treated as “nontransferable” for purposes of qualification as a REIT. We intend to satisfy both the 100 shareholder and 50%/5 shareholder individual ownership limitations described above for as long as we seek qualification as a REIT.

Asset Tests

On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our assets must consist of qualified REIT assets, government securities, cash and cash items. For purposes of this test, qualified REIT assets include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test for a one-year period beginning on the date we received the new capital. We believe that substantially all of our assets are qualified REIT assets.

Second, although the balance of our assets generally may be invested without restriction, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Also, with exception for securities includable for purposes of the 75% asset test as well as the securities of a

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taxable REIT subsidiary and qualified REIT subsidiary, we will not be permitted to own (a) securities of any one issuer that represent more than 5% of the value of our total assets; (b) more than 10% of the outstanding voting securities of any single issuer; or (c) mor than 10% of the value of the outstanding securities of any single issuer. A REIT may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT’s assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

We meet and expect to continue to meet these two tests. In the event of a failure to satisfy any of the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of the quarter. We maintain and will continue to maintain adequate records of the value of our assets to determine our compliance with the asset tests and take action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter.

Gross Income Tests

We must meet two separate income-based tests for each year in order to qualify as a REIT.

The 75% Test
At least 75% of our gross income for the taxable year must be derived from the following:
  rents from real property;
  interest (other than interest based in whole or in part on the income or profits of any person) on obligations secured by mortgages on real property or on interests in real property;
  gains from the sale or other disposition of interests in real property and real estate mortgages other than gain from stock in trade, inventory or property held primarily for sale to customers in the ordinary course of our trade or business;
  dividends or other distributions on shares in other REITs and, provided such shares are not dealer property, gain from the sale of such shares;
  abatements and refunds of real property taxes;
  income from the operation, and gain from the sale of property acquired at or in lieu of a foreclosure of the mortgage secured by the property or as a result of a defau lt under a lease of the property;
  income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property) (for example, commitment fees); or
  income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations received during the one-year period beginning on the day such proceeds were received.

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The investments that we make and intend to continue to make will give rise primarily to mortgage interest qualifying under the 75% of Income Test.
The 95% Test
In addition to deriving 75% of our gross income from the sources listed above, at least an additional 20% of our gross income for the taxable year must be come either from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. We limit our acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of Income Test and the 75% of income test, we limit the assets that we acquire to qualified REIT real estate assets. Our policy to maintain REIT status may limit the type of assets, including hedging contracts, that we otherwise might acquire.

For purposes of determining whether we comply with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of dealer property, other than foreclosure property. Net income from “prohibited transactions” is subject to a 100% tax.

We intend to maintain our REIT status by carefully monitoring our income to comply with the 75% of income test and the 95% of income test. If we fail to satisfy one or both of the 75% or 95% of income tests for any year, we may face either (a) assuming such failure was for reasonable cause and not willful neglect, a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% of income test or the 95% of income test, reduced by estimated related expenses or (b) loss of REIT status. There can be no assurance that we will always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

Distribution Requirement

We must distribute to our shareholders on a pro rata basis each year an amount equal to:

  90% of our taxable income before deduction of dividends paid and excluding net capital gain, plus
  90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less any "excess noncash income".

We intend to continue to make distributions to our shareholders in amounts sufficient to meet this 90% distribution requirement.

Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after the declaration, in the following taxable year. A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year (or declared during the last quarter of the year and paid during January of the succeeding year) are less than the sum of (i) 85% of our

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ordinary income, (ii) 90% of our capital gain net income, and (iii) income not distributed in earlier years.

If we fail to meet the 90% distribution test as a result of an adjustment to our tax returns by the IRS, we, by following certain requirements set forth in the Code, may pay a deficiency dividend within a specified period that will be permitted as a deduction in the taxable year to which the adjustment is made. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file timely tax return.

Recordkeeping Requirements

To monitor our compliance with the share ownership requirements, we are required to and will maintain records disclosing the actual ownership of our shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and other information.

Termination or Revocation of REIT Status

        Our election to be treated as a REIT will be terminated automatically if we fail to meet the requirements described above. In that event, we will not be eligible again to elect REIT status until the fifth taxable year that begins after the year for which its election was terminated unless all of the following relief provisions apply:

  we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet requirements was due to reasonable cause and not willful neglect.

We may also voluntarily revoke our election, although it has no intention of doing so, in which event we will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our shareholders with respect to any year in which we fail to qualify as a REIT would not be deductible by us nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of our distributions to shareholders in order to pay the resulting taxes. If, after forfeiting REIT status, we later qualify and elect to be taxed as a REIT again, we could face significant adverse tax consequences.

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Taxation as a REIT

        In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our taxable income or net capital gain which is distributed to our shareholders. We will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. We intend to distribute at least 90% of our taxable income to our shareholders on a pro rata basis in each year.

        Even as a REIT, we will be subject to tax in the following circumstances:

  A tax of 100% of net income from any prohibited transactions which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than the sale of foreclosure property;
  If we fail to meet the 75% or 95% income test, a 100% tax would be imposed equal to the amount obtained by multiplying (1) the greater of the amount, if any, by which we fail either the 75% or 95% of income test, times (2) the ration of our REIT taxable income to our gross income (excluding capital gains and other items);
  The alternative minimum tax on certain items of tax preference;
  Certain income or gain from property which we elect to be treated as "foreclosure property" will be taxed at the highest corporate rate;
  If we fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distributions over the amounts actually distributed; and
  We may also be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in a tax-free corporate transaction to the extent that the gain is recognized during the first ten years after we acquire the assets.

        We may elect to retain and pay income tax on all or a portion of our net long-term capital gains for any taxable year, in which case our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed capital gains. The shareholders would be treated as having paid their proportionate share of the capital gains tax paid by us, which amounts would be credited or refunded to the shareholders.

        We normally declare a dividend in January of each year for the nine-month period ended December 31 and pay such dividend by February 1 of each year and declare a second dividend in April of each year for the three-month period ended March 31, and pay such second dividend by May 1 of each year. This is done to avoid the application of the excise tax. A distribution is taxed to the shareholders in the year applicable to the period for which the distribution was declare, not in the year paid or declared. Imposition of the excise tax on us would reduce the amount of cash available for distribution to our shareholders.

Taxation of U.S. Shareholders

                For any taxable year in which we are treated as a REIT for federal income purposes, amounts distributed by us to our shareholders out of current or accumulated earnings and profits will be includable by the shareholders as ordinary income for federal income tax

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purposes unless properly designated as capital gain dividends. In the latter case, the distributions will be taxable to the shareholders as long-term capital gains.

                Our distribution will not be eligible for the dividends received deduction for corporations. Shareholders may not deduct any of our net operating losses or capital losses.

                Any loss on the sale or exchange of our Shares held by a shareholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the Shares held by such shareholders.

                If we make distributions to our shareholders in excess of our current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a shareholder’s Shares until the tax basis is zero. Distributions in excess of the tax basis will be taxable as gain realized from the sale of our Shares.

                We do not expect to acquire residual interests issued by Real Estate Mortgage Investment Conduits ("REMICs"). Such residual interests, if acquired by a REIT, may generate excess inclusion income. Excess inclusion income cannot be offset by net operating losses of a shareholder. If the shareholder is a Tax-Exempt Entity, the excess inclusion income is fully taxable as unrelated business taxable income (“UBTI”). If allocated to a foreign shareholder, the excess inclusion income is subject to federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and in particular tax-exempt entities, are urged to consult with their tax advisors concerning this issue.

                We will notify shareholders after the close of our taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to shareholders of record on a specified date in such month will be deemed to have been received by the shareholders and paid by us on December 31 of the record year, provided that the dividends are paid before February 1 of the following year.

Taxation of Tax-Exempt Entities

                In general, a tax-exempt entity that is a shareholder of Church Loans is not subject to tax on distributions. The IRS has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute UBTI and thus should be nontaxable to such a tax-exempt entity. Based on that ruling, but subject to the discussion of excess inclusion income set forth above, debt incurred by us in connection with the acquisition of real estate assets such as mortgage loans will not cause our dividends paid to a shareholder that is a tax-exempt entity to be UBTI. However, if a tax-exempt entity has financed the acquisition of any of our Shares with “acquisition indebtedness” within the meaning of the Code, distributions on these Shares could be treated as UBTI. Under certain conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of our Shares, a portion of the dividends on these Shares could be treated as UBTI.

                For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in us will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in us. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

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Certain United States Federal Income Tax Considerations Applicable to Foreign Holders

                The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our Shares, including any withholding and reporting requirements, as well as the tax treatment of an investment under the laws of their home country.

State and Local Taxes

                We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of Church Loans and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our Shares.

ERISA CONSIDERATIONS

                In considering an investment in our Shares, a fiduciary of a profit-sharing, pension stock bonus plan, or individual retirement account (“IRA”), including a plan for self-employed individuals and their employees or any other employee benefit plan subject to prohibited transaction provisions of the Code or the fiduciary responsibility provisions of ERISA (an “ERISA Plan”) should consider (a) whether the ownership of the Shares is in accordance with the documents and instruments governing such ERISA Plan, (b) whether the ownership of the Shares is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (c) ERISA’s prohibitions in improper delegation of control over, or responsibility for, “plan assets” and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary and (d) the need to value the assets of the ERISA Plan annually.

                Fiduciaries of ERISA Plans and IRAs should consult with and rely upon their own advisors in evaluating the consequences of an investment in the Shares.

MARKET PRICE OF AND DIVIDENDS ON OUR SHARES
AND RELATED SHAREHOLDER MATTERS

                There is no established public trading market for our Shares. However, during fiscal year 2003 a total of 104,742 Shares were sold in the secondary market at prices ranging from $2.90 to $4.00 per share. The last sale during the 2003 fiscal year was at $3.10 per share. During fiscal year 2002, a total of 210,422 Shares were sold in the secondary market at prices ranging from $2.90 to $3.06 per share.

                The range of high and low bid information for our Shares for each quarter within the last two fiscal years is as follows:

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Quarter	Fiscal year 2003		Fiscal year 2002
	High	Low	High	Low
April-June	3.10	2.90	2.90	2.90
July-September	3.10	3.00	3.00	2.90
October-December	3.50	2.00	3.06	2.90
January-March	4.00	3.00	3.00	2.90

                The source of the above information is our own records. We serve as the Transfer Agent for our own Shares.

                None of our Shares are subject to any outstanding options or warrants; nor have we issued any securities that are convertible into Shares or common equity interests.

                At March 31, 2003 we had 2,358 shareholders.

                Cash dividends on all our outstanding Shares are declared twice annually, for the 3 month period ending March 31, and the 9 month period ending December 31. Without regard to dates they were declared, for fiscal year 2002, we paid a cash dividend of $.48 per share, and for fiscal year 2003, we paid a total cash dividend of $.39 per share.

                We expect a reasonable period of time between our receipt of the proceeds of this offering and the time we are able to invest the proceeds in mortgage loans. Due to this delay, we do not expect to pay dividends at levels commensurate with the past two years. In the event the first year after the offering we maintained the same level of income and used the entire proceeds of this offering to merely retire debt, and assuming interest rates remained unchanged and all other results of operations for the year ended March 31, 2003 continued unchanged, it is estimated that the dividend payable to our shareholder would be only $.24 per share.

                None of our Shares are authorized for issuance under equity compensation plans.

DESCRIPTION OF OUR SHARES

                We currently have 7,000,806 Shares outstanding. Our Declaration of Trust authorizes an unlimited number of Shares. These Shares are in the nature of common equity and are referred to as “Shares of Beneficiary Interest”. Each Share is entitled to participate equally in dividends when and as declared by the Board of Trust Managers and in the distribution of our assets upon liquidation. Each Share is entitled to one vote in regard to all matters submitted to the shareholders for a vote and will be fully paid and non-assessable upon issuance. The Shares have no preference, conversion, exchange, pre-emptive or cumulative voting rights.

                Our Declaration of Trust prohibits the issuance of any Shares of more than one class. All our Shares, including the Shares being offered, are of the same class.

                Meetings of our shareholders are held annually as called by the Board of Trust Managers. Normally, the annual meeting of the shareholders is held on the third Friday of July of each year.

                In order to meet the requirements to be taxed as a REIT pursuant to the Code, our Declaration of Trust requires that no person may own either directly or indirectly more than 10% of our outstanding Shares. Furthermore, we must at all times have 100 or more persons as shareholders and no five persons may own more than 50% of the total number of

Page 56 of XX

outstanding Shares. Therefore, this offering of Shares is likewise restricted such that no person may purchase, either directly or indirectly, a number of Shares that would result in a person owning, either directly or indirectly, more than 10% of our outstanding Shares.

                Please note that the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners, or beneficiaries, attribute ownership of securities owned by family members and partners to other members of same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth the application of such attribution provisions. For purposes of determining whether a person holds Shares in violation of the ownership limitations set forth in our Declaration of Trust, many types of entities may own directly more than the 10% limit because the entities’ Shares are attributed to its individual shareholders. On the other hand, a person may be treated as owning not only Shares actually or beneficially owned, but also any Shares attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, Shares owned by a person who individually owns less than 10% of our Shares may be in violation of the ownership limitations set forth in our Declaration of Trust. Ownership of Shares through these attribution rules is generally referred to as constructive ownership. The 100 shareholder test is determined by actual, and not constructive, ownership. We presently have greater than 100 shareholders of record.

                Since we have more than 2,000 shareholders of record, every owner of more than 5% of our outstanding Shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of Shares beneficially owned, and a description of the manner in which the Shares are held. The owner shall also provide to us additional information as we may request in order to determine the effect, if any, of beneficial ownership on our status as a REIT and to insure compliance with the ownership limitations.

LEGAL PROCEEDINGS

                We are not involved in any legal proceedings at this time other than ordinary routine litigation incidental to our business.

TRUST MANAGERS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

                No persons owned beneficially more than 5% of our Shares as of March 31, 2003 according to securities rules.

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                The following table indicates the number of our Shares owned by the Board of Trust Managers and Executive Officers, individually and as a group:

Name and Address of Beneficial Owner	Amount of and Nature of Beneficial Ownership*	Percent of Class
B. R. McMorries	302,583	4.322%
Larry Brown	50,989	0.728%
Jack R. Vincent	9,576	0.137%
Steve Rogers	1,300	0.019%
Mike Bahn	1,650	0.024%
Terry Hays	2,566	0.037%
Alfred J. Smith	38,393	0.548%
Michael W. Borger	13,850	0.198%
M. Kelly Archer	144,855	2.069%
Robert E. Fowler	5,176	0.074%
Robert E. Martin	3,412	0.049%
All Trust Managers and Executive Officers as a Group	574,350	8.204%

* The nature of beneficial ownership of Shares listed above is either directly by the named person, indirectly through the person’s spouse or through Individual Retirement Accounts directed by the person or the person’s spouse.

We are not aware of any arrangements which may result in a change of control of Church Loans.

Identification of Trust Managers and Officers

Board of Trust Managers

                    The following information is furnished as to each individual who now serves as a member of our Board of Trust Managers:

B. R. McMorries, age 76, is a consulting engineer. He has served as a Trust Manager since 1963. He serves as Chairman of the Board of Trust Managers. Mr. McMorries was recently elected to the Board of Directors of Colonial Trust Company, also a reporting company.

Larry Brown, age 60, is the President of Larry Brown Realtors, Inc. and is a licensed realtor. He has served as a Trust Manager since 1981. He serves as Vice-Chairman of the Board of Trust Managers.

Alfred J. Smith, age 68, is in the independent oil and gas production business. Mr. Smith has served as a Trust Manager since 1999. He serves as Secretary of the Board of Trust Managers.

Jack R. Vincent, age 73, is engaged in farming and ranching operations. He has served as a Trust Manager since 1989.

Steve Rogers, age 55, is the President of Steve Rogers Co., a real estate appraisal firm. He has served as a Trust Manager since 1990.

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Mike Bahn, age 59, is the President of Amarillo Blueprint Co., an office equipment and supply and reproduction services business. He has served as a Trust Manager since 1997.

Terry Hays, age 52, is the Information Systems Manager for the law firm of Perdue, Brandon, Fielder, Collins and Mott. Mr. Hays has served as a Trust Manager since 1998.

Michael W. Borger, age 48, is the President of Turnkey Leasing, Ltd., an equipment leasing business. Mr. Borger was elected to the Board of Trust Managers by the existing Board of Trust Managers in April of 2002. Mr. Borger previously served as a Trust Manager from 1988 to 1990. Mr. Borger was recently elected to the Board of Directors of Colonial Trust Company, also a reporting company.

Executive Officers

The following information is furnished as to each individual who now serves as one of our executive officers:

M. Kelly Archer, age 51, serves as our President, Manager of Operations and Chief Financial Officer. As such, Mr. Archer functions as our Executive Officer. Mr. Archer has served in this capacity for 21 years.

Robert E. Martin, age 53, serves as our Senior Vice-President-Lending. Mr. Martin has served in such capacity since 1999. Prior to serving in such capacity, Mr. Martin served as the President/CEO of Santa Fe Federal Credit Union. Mr. Martin also served as a member of our Board of Trust Managers prior to becoming an employee of the Trust.

Robert E. Fowler, age 50, serves as our Senior Vice-President-Accounting and Information Systems. Mr. Fowler has served in such capacity for 21 years.

Compensation

Officers

                The following table sets forth certain information regarding compensation paid dlast three fiscal years to our Manager of Operations (CEO). We have no other executive officers whose salary, bonuses and other compensation earned during fiscal year 2003 exceeded $100,000 for services rendered in all capacities. uring each of our

		Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation
CEO-M. Kelly Archer Manager of Operations	2003	$107,625	$4,500	$18,900
	2002	108,350	0	18,225
	2001	108,510	0	14,490

                We have no written employment contracts with any of our employees. Trust Managers

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Trust Managers

                Our Board of Trust Managers were paid $57,300 in cash as a group during the last fiscal year for services as Trust Managers. The Chairman of the Board of Trust Managers, B. R. McMorries, is paid $500 per month for serving as Chairman. The remaining members of the Board of Trust Managers are paid $300 per month for serving as a member of the board. All Trust Managers are paid an additional $100 per board or committee meeting attended. In addition, a Trust Manager receives $400 per day for their services when out of town on our business.

                The members of our Board of Trust Managers are not otherwise employed or compensated by us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                We issue a limited number of Master Notes which are unsecured debt instruments. We pay the holders of these notes interest at the rate of 1% per annum less than the prime lending rate of Amarillo National Bank, our primary lender. As of March 31, 2003, we had entered into master note agreements with:

  B. R. McMorries, Chairman of the Board of Trust Managers, as Trustee of the McMorries Family Trust, in the amount of $163,448;
  Larry Brown, Vice-Chairman of the Board of Trust Managers and related persons, in the amount of $357,087;
  the First State Bank, Happy, Texas of which Jack R. Vincent, member of the Board of Trust Managers, owns, either directly or indirectly, 10% or more of the outstanding stock, in the amount of $750,000;
  Jack R. Vincent, a member of the Board of Trust Managers, in the amount of $167,499;
  Morgan Financial, a partnership in which Michael W. Borger, member of the Board of Trust Managers, owns a controlling interest, in the amount of $406,200; and
  M. Kelly Archer, President and Manager of Operations, in the amount of $68,918.

                The terms of these master notes are the same as master notes entered into with other unrelated persons, except as to the amounts thereof.

SELECTION, MANAGEMENT AND CUSTODY OF OUR INVESTMENTS

                Mortgage loan applications are reviewed and verified by our employees prior to being acted upon by our Loan Committee of the Board of Trust Managers. The decision to invest in a mortgage loan is a decision of our Loan Committee subject to final approval by the entire Board of Trust Managers and is based upon the recommendations of our President or Vice-President for Lending. The President or Vice-President for Lending complete all due diligence necessary to present a loan application to the Loan Committee.

                Once a loan is approved, our management and legal counsel supervise the closing of the loan to ensure that the loan, once closed, is secured by a first mortgage against the property of the Borrower and is closed upon the agreed terms and conditions of the loan commitment. With very few exceptions, we service all of our mortgage loans. We do have 3 loans in which we participate that we do not service. The servicing of our mortgage loans includes the receipt of all payments and the crediting of the loan consistent with the payments received. Servicing also includes the regular review of loan files to ensure that proper insurance is in place and, property taxes, if any, are paid. The servicing of the loans may also include the handling of proceeds from insurance paid due to damage or destruction of the property securing the loan.

                Our management monitors all construction draws in regard to construction loans, reviewing the construction draw request, obtaining lien waivers as necessary, working with our legal counsel and the applicable title insurance carrier to obtain necessary endorsements to the title insurance policies necessary to a construction draw and, as necessary, conducting additional inspections of the property during the construction process.

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                All of the original loan documents are maintained in our files at our business office with the exception of loans which are pledged to the Amarillo National Bank to secure our line of credit. The original note and mortgage in regard to any loan that is pledged to Amarillo National Bank is deposited with Amarillo National Bank to be held pursuant to the line of credit agreement. While it is not normally our practice to participate in loans made by other lenders, as mentioned above, we do hold participating interest in 3 loans and we are not prohibited from loan participations by our Declaration of Trust. Loan participations may be entered into at the discretion of our Board of Trust Managers. Although we do not normally sell participating interests in loans that we make, we are not prohibited from doing so and may do so at the discretion of our Board of Trust Managers. We may decide to participate an interest in large loans held by us in order to reduce a concentration of our investment in a particular mortgage loan.

                In summary, all loan origination, processing, underwriting, participation decisions and servicing is conducted by our staff based upon the policies and requirements set forth by our Board of Trust Managers.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our Declaration of Trust prohibits the following:

  The acquisition, directly or indirectly, of any asset from or through any person, association or corporation then serving as a Trust Manager, or serving as an officer, employee, agent, attorney-in-fact or independent contractor for or on our behalf, at the time of the acquisition;
  The conveyance, either directly or indirectly, of any asset to any person, association or corporation then serving as a Trust Manager, or serving as an officer, employee, agent, attorney-in-fact or independent contractor for or on our behalf, at the time of the conveyance; or
  The payment, either directly or indirectly, to any person, association or corporation then serving as a Trust Manager, or serving as an officer, employee, agent, attorney-in-fact or indepe ndent contractor for or on our behalf, of any salary, commission or other compensation in connection with the disbursal or acquisition of our assets.

These provisions of the Declaration of Trust prohibit any Trust Manager, officer, employee, agent, attorney-in-fact or independent contractor from having any direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. However, this policy does not prohibit transactions with a shareholder. We have no policy prohibiting transactions with our shareholders.

                As previously mentioned, the provisions of our Declaration of Trust cannot be changed or amended without the affirmative vote of the holders of not less than two-thirds of our outstanding Shares.

                We have no policy of the Board of Trust Managers, nor does our Declaration of Trust address the issue of any Trust Manager, officer, shareholder or affiliate of ours engaging for their own account in business activities of the types conducted by us.

EXPERTS AND LEGAL COUNSEL

                Our financial statements as of March 31, 2003, 2002, and 2001 for each of the years in the three-year period ended March 31, 2003, included herein

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and elsewhere in the registration statement have been included in reliance upon the reports of Clifton Gunderson LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                Certain legal matters relating to the Shares offered have been passed upon for us by Burdett, Morgan & Thomas, L.L.P., Attorneys at Law, 3423 S. Soncy Rd., Suite 300, Amarillo, Texas 79119.

                Neither the experts named nor our legal counsel was employed for this purpose on a contingent basis nor at the time of the preparation, certification or opinion rendered by the expert or counsel or at any time thereafter through the date of the effectiveness of the Registration Statement is any such person to receive in connection with this offering, a substantial interest, direct or indirect, in Church Loans. Furthermore, no expert nor our counsel is connected with us as a promoter, managing underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION AND LIMITATION OF LIABILITIES

                By resolution adopted by our Board of Trust Managers in 2001, we agreed to indemnify and hold harmless our officers and Trust Managers from certain liabilities, damages, costs and expenses incurred by any officer or Trust Manager relating to or arising out of the person’s duties and actions as an officer or as a Trust Manager. The indemnification does not relieve any officer or Trust Manager of any liability to us or to our shareholders resulting from acts constituting bad faith, willful misfeasance, or reckless disregard of the duties of the person. We have executed and delivered to our officers and Trust Managers indemnity agreements consistent with this resolution.

                Our Declaration of Trust and our By-Laws prohibit indemnifying an officer, employee or member of the Board of Trust Managers for acts constituting bad faith, willful misfeasance or reckless disregard of the persons duties. Therefore, we believe that the indemnification is allowable under our governing instruments.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Church Loans according to the provisions of the Act, we have been informed that in the opinion of the Securities and Exchange Commission the indemnification is against public policies expressed in the Securities Act of 1933 and is unenforceable.

                There are no governing instruments or any contract or arrangement to which we are a party which limits the liability of affiliated persons or any of their directors, officers or employees.

                Our shareholders are not personally liable for any contract we enter into, any of our debts or any claims or causes of action brought against us.

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FINANCIAL STATEMENTS AND INFORMATION

        There are no changes in and disagreements with our accountants on accounting and financial disclosure matters.

Independent Auditor's Report

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 2003 and 2002, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton Gunderson LLP

Amarillo, Texas
May 5, 2003

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CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Balance Sheets
March 31, 2003 and 2002

                                                       ASSETS
                                                                       2003                2002
                                                                 ----------------   -----------------
CASH AND CASH EQUIVALENTS                                        $        273,432   $         134,889

RECEIVABLES
     Mortgage loans and church bonds - performing                      35,689,239          30,507,636
     Interim construction loans - performing                           15,672,768          15,317,011
     Nonperforming mortgage loans, church bonds
         and interim construction loans                                 2,834,574           1,151,907
     Less: Allowance for credit losses                                 (1,733,249)         (1,748,172)
                                                                 ----------------   -----------------
                                                                       52,463,332          45,228,382
     Accrued interest receivable                                          445,778             580,139
     Notes receivable                                                     302,719             695,361
                                                                 ----------------   -----------------
                  Net receivables                                      53,211,829          46,503,882
                                                                 ----------------   -----------------
PROPERTY AND EQUIPMENT, net of accumulated
     depreciation of $528,568 and $523,411 in 2003
     and 2002, respectively                                               129,774             134,931
OTHER REAL ESTATE OWNED                                                 1,433,087           1,256,298
OTHER ASSETS                                                               58,275              30,716
                                                                 ----------------   -----------------
TOTAL ASSETS                                                     $     55,106,397   $      48,060,716
                                                                 ================   =================

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
     Notes payable and line of credit:
         Related parties                                         $      2,236,993   $       3,616,397
         Other                                                         30,133,721          22,238,158
                                                                 ----------------   -----------------
                                                                       32,370,714          25,854,555
     Accrued interest payable                                             135,235              43,784
     Federal income tax payable                                                -               73,810
     Other                                                              1,160,660             962,095
                                                                 ----------------   -----------------
                  Total liabilities                                    33,666,609          26,934,244
                                                                 ----------------   -----------------
SHAREHOLDERS' EQUITY
     Shares of beneficial interest, no par value; authorized
         shares unlimited, 7,007,402 shares issued                     20,623,866          20,623,866
     Undistributed net income                                             832,412             519,096
     Treasury shares, at cost (6,596 shares)                              (16,490)            (16,490)
                                                                 ----------------   -----------------
                  Total shareholders' equity                           21,439,788          21,126,472
                                                                 ----------------   -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $     55,106,397   $      48,060,716
                                                                 ================   =================

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

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CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Income
Years ended March 31, 2003 and 2002

                                                                        2003              2002
                                                                ----------------   -----------------
INTEREST INCOME AND FEES ON RECEIVABLES                         $      4,902,182   $       5,291,814
DEBT EXPENSE
     Interest                                                            974,600             989,219
                                                                ----------------   -----------------
                  Net interest income                                  3,927,582           4,302,595

PROVISION FOR CREDIT LOSSES                                                   -              180,000
                                                                ----------------   -----------------
                  Net interest income less provision
                      for possible credit losses                       3,927,582           4,122,595
                                                                ----------------   -----------------
OTHER INCOME, including gains on sale of other
     real estate owned of $9,320 in 2003                                  86,145              32,203

OTHER OPERATING EXPENSES
     General and administrative                                          771,378             733,957
     Board of Trust Managers' fees                                        58,782              51,555
                                                                ----------------   -----------------
                  Total other operating expenses                         830,160             785,512
                                                                ----------------   -----------------
                  Income before provision for income taxes             3,183,567           3,369,286

PROVISION FOR INCOME TAXES                                                69,928              87,491
                                                                ----------------   -----------------
NET INCOME                                                      $      3,113,639   $       3,281,795
                                                                =================  =================
NET INCOME PER SHARE                                                    $ .44               $ .47
                                                                        =====               =====

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

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CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Shareholders' Equity
Years ended March 31, 2003 and 2002

                                     Shares of beneficial interest
                                     -----------------------------    Undistributed      Treasury
                                         Shares          Amount         net income        shares          Total
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2001                 7,007,402    $  20,623,866     $    457,671    $  (16,490)   $   21,065,047
    Net income                                 -                -         3,281,795            -          3,281,795
    Cash dividends ($.46 per share)            -                -        (3,220,370)           -         (3,220,370)
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2002                 7,007,402       20,623,866          519,096       (16,490)       21,126,472

    Net income                                 -                -         3,113,639            -          3,113,639
    Cash dividends ($.40 per share)            -                -        (2,800,323)           -         (2,800,323)
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2003                 7,007,402    $  20,623,866     $    832,412    $  (16,490)   $   21,439,788
                                     ============    =============    =============    ==========    ==============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

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CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Cash Flows
Years ended March 31, 2003 and 2002

                                                                        2003              2002
                                                                  --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                    $    3,113,639   $     3,281,795
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation                                                     5,157            15,672
          Amortization of loan discounts                                 (40,528)         (264,694)
          Provision for credit losses                                         -            180,000
          Gain on sale of other real estate owned                         (9,320)               -
          Changes in:
              Accrued interest receivable                                134,361          (147,063)
              Accrued interest payable                                    91,451          (103,014)
              Federal income tax payable                                 (73,810)           73,810
              Other liabilities                                          198,565           230,123
          Other, net                                                     (27,559)          (23,298)
                                                                  --------------   ---------------
                  Net cash provided by operating activities            3,391,956         3,243,331
                                                                  --------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in mortgage and interim construction
       loans and church bonds                                        (25,465,901)      (32,691,886)
    Payments received on mortgage and interim construction
       loans and church bonds                                         17,755,086        27,454,632
    Advances on notes receivable                                        (254,408)         (511,502)
    Payments received on notes receivable                                647,050           568,788
    Proceeds from sale of other real estate owned                        378,627                -
    Additional investment in other real estate owned                     (29,703)               -
                                                                  --------------   ---------------
                  Net cash used by investing activities               (6,969,249)       (5,179,968)
                                                                  --------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Borrowings on notes payable and line of credit                    32,392,568        31,265,173
    Payments on notes payable and line of credit                     (25,876,409)      (26,086,419)
    Cash dividends paid                                               (2,800,323)       (3,220,370)
                                                                  --------------   ---------------
                  Net cash provided by financing activities            3,715,836         1,958,384
                                                                  --------------   ---------------
                  Increase in cash and cash equivalents                  138,543            21,747
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                             134,889           113,142
                                                                  --------------   ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                            $      273,432   $       134,889
                                                                  ==============   ===============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

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CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2003 and 2002

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches and other borrowers (see note 1) across the United States, particularly in the southern portion of the United States. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower's obligations is generally expected to be repaid from contributions from church members or from operations of the borrower, or in the case of interim construction loans, by permanent financing provided by Church Loans or others.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term debt obligations. The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 2003 and 2002 as follows:

                    Loan and church         Total         Net interest
                    bond portfolio      indebtedness       rate margin
                    ---------------     ------------      ------------
March 31, 2003           7.80%              3.25%             4.55%
March 31, 2002           9.14%              3.75%             5.39%

Church Loans finances maturities of debt obligations through its available lines of credit and principal payments received on its mortgage and interim construction loans.

CHURCH BONDS

Church bonds, secured by first mortgage liens on church facilities, are stated at cost, as there is no traded market for the bonds and management intends to hold such securities until maturity.

Page 68 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2003 and 2002

LOANS

Loans that Church Loans has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

The accrual of interest is generally discontinued on loans and church bonds more than 60 days past due unless the credit is well secured and in process of collection. In all cases, loans and bonds are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 2003 and 2002.

Purchase discounts on loans are amortized based on the interest method.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Loan losses are charged against the allowance when Church Loans believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by Church Loans and is based upon management's and the board of trust managers' periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Page 69 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2003 and 2002

ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

A loan is considered impaired when, based on current information and events, it is probable that Church Loans will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by Church Loans in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Church Loans determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at estimated fair value at date of foreclosure, establishing a new cost basis. Other real estate owned, after foreclosure, is carried at the lower of carrying amount or the property's estimated fair value minus estimated costs to sell (fair value). Impairment losses are measured as the amount by which the carrying amount of a property exceeds its fair value, and losses are charged to operations.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Page 70 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2003 and 2002

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, Church Loans has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash-on-hand investments in a money market mutual fund and certificates of deposit with maturities of less than 90 days at the time of acquisition.

This information is an integral part of the accompanying financial statements.

Page 71 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $38,434,079 and $30,640,302 and church bonds of $621,132 and $751,809 at March 31, 2003 and 2002, respectively. Interim construction loans of $15,717,226 and $15,760,519 at March 31, 2003 and 2002, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 4.75% to 12.0% at March 31, 2003. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 7.80% and 9.14% at March 31, 2003 and 2002, respectively.

In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 2003 and 2002, Church Loans had five loans to two borrowers which were secured by assisted living centers and totaled approximately $7,961,000 and $8,042,000, respectively.

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 2003 and 2002:

                                                  2003                         2002
                                       --------------------------    -------------------------
                                       No. of          Carrying      No. of        Carrying
      Description                       loans           amount        loans         amount
--------------------                   ------       -------------    ------     --------------
Over $1,500,000                           9         $  25,430,512       8       $   21,153,925
$1,300,000-1,499,999                      3             4,283,969       -                   -
$1,000,000-1,299,999                      5             5,568,314       6            6,641,465
$900,000-999,999                          1               980,629       -                   -
$800,000-899,999                          -                    -        1              830,000
$700,000-799,999                          4             2,895,489       1              731,358
$600,000-699,999                          2             1,241,913       4            2,508,509
$500,000-599,999                          7             3,804,691       5            2,666,948
$400,000-499,999                          5             2,178,238       6            2,690,649
$300,000-399,999                          6             2,075,793       6            2,121,277
$200,000-299,999                         16             3,899,741      18            4,598,901
$100,000-199,999                         11             1,611,154      14            2,041,367
Under $100,000                           18               801,994      27            1,168,231
                                       ------       -------------   ------      --------------
                                         87            54,772,437      96           47,152,630
                                       ------                       ------
Less:  unamortized purchase discounts
        on mortgage loans                                (575,856)                    (176,076)
Less:  allowance for credit losses                     (1,733,249)                  (1,748,172)
                                                    -------------               --------------
Total                                               $  52,463,332               $   45,228,382
                                                    =============               ==============

Page 72 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The mortgage and interim  construction  loan  portfolios  included the following loans at March 31, 2003, with  individual  balances in excess of 3% of the total carrying amount of the combined portfolios:

Faith Bible Church, Arvada, Colorado; interest at prime plus 1%, with a floor of 7.75% (7.75% at March 31, 2003); principal and interest
    due at maturity on January 1, 2004                                      $      7,700,000

Great Plains Assisted Living L.L.C., Omaha, Nebraska; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2003);
    monthly payments of $31,130 to maturity on January 1, 2026                     3,346,991 (a)

Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2003);
    monthly payments of $27,450 to maturity on January 1, 2026                     2,954,017 (a)

Meade Ministries, Lake City, Florida; interest at prime plus 2%, with a floor of 6.25% (6.25% at March 31, 2003); monthly
    payments of $29,000 to maturity on March 1, 2012                               2,378,149

West Freeway Church of Christ, Fort Worth, Texas; interest at prime plus 2%, with a floor of 6.75% (6.75% at March 31, 2003); monthly
    payments of $17,493 to maturity on November 1, 2022                            2,282,165

Center of Praise Ministries, Sacramento California; interest at prime plus 2%, with a floor of 6.25% (6.25% at March 31, 2003);
    principal and interest due at maturity on January 1, 2004                      2,100,000

Longley Baptist Church, Little Rock Arkansas; interest at prime plus
    2%, with a floor of 7.50% (7.50% at March 31, 2003); principal and
    interest due at maturity on November 1, 2002                                   1,633,018
                                                                            ----------------
                                                                            $     22,394,340
                                                                            ================
(a)  Same borrower - Great Plains Assisted Living L.L.C.

Page 73 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 2003, are:

              2004              17,512,433
              2005               2,140,143
              2006               2,222,424
              2007               2,296,326
              2008               2,404,738

At March 31, 2003, mortgage loans of $22,258,871 were pledged to support the indebtedness of Church Loans.

A summary of transactions in the allowance for credit losses for the years ended March 31, 2003 and 2002 follows:

                                                      2003              2002
                                                --------------   ---------------
Balance at beginning of year                    $    1,748,172   $     1,568,172

Charge-offs                                            (14,923)              -
Provisions charged to operating expenses                    -            180,000
                                                --------------   ---------------
Balance at end of year                          $    1,733,249    $    1,748,172
                                                ==============   ===============

At March 31, 2003 and 2002, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $2,835,000 and $1,152,000, respectively. There was no related allowance for credit losses at March 31, 2003 and 2002. The average investment in impaired loans was approximately $1,993,000 and $3,404,000 for the years ended March 31, 2003 and 2002, respectively. Interest income which would have been recorded under the original terms of impaired loans and church bonds amounted to approximately $200,000 and $126,000 for the years ended March 31, 2003 and 2002, respectively. Interest income actually recognized for the years ended March 31, 2003 and 2002 was approximately $14,000 and $109,000, respectively.

Page 74 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                         Weighted          Maximum                       Weighted
                                                          average          amount            Average      average
                                      Balance at     interest rate at  outstanding at       month-end  interest rate
                                     end of period     end of period    any month-end        balance  for the period
                                     -------------     -------------    -------------        -------  --------------
     March 31, 2003
     --------------
Line of credit payable to bank       $  18,922,000        3.25%*        $ 18,922,000     $ 13,628,154       3.56%
Other demand notes payable              13,448,714        3.25%           14,470,406       13,442,439       3.61%
                                     -------------        -----         -------------    ------------       -----
TOTAL                                $  32,370,714        3.25%         $ 33,392,406     $ 27,070,593       3.58%
                                     =============        ====          ============     ============       ====
     March 31, 2002
     --------------

Line of credit payable to bank       $  10,660,000        3.75%*        $ 10,660,000     $  4,758,077       4.99%
Other demand notes payable              15,194,555        3.75%           15,680,620       14,367,049       5.16%
                                     -------------        -----         -------------    ------------       -----
TOTAL                                $  25,854,555        3.75%         $ 26,340,620     $ 19,125,126       5.12%
                                     =============        ====          ============     ============       ====

* Does not consider commitment fees.

Debt obligations of $32,370,714 mature during the year ending March 31, 2004, including other demand notes payable of $13,448,714.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of debt obligations are financed through principal payments received on loans, advances on other demand notes payable and advances on the line of credit which is expected to be renewed on an annual basis.

Page 75 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

Descriptions of the various categories of debt obligations follow:

LINE OF CREDIT PAYABLE TO BANK

The line of credit payable to bank consists of borrowings under a loan agreement effective through December 30, 2003, that provides for a $24,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (6.25% at March 31, 2003), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent on $20,000,000 and prime less three quarters of one percent on the remaining $4,000,000. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth be no less than $18,000,000 and its total indebtedness shall not exceed 200% of its net worth. At March 31, 2003, Church Loans' total indebtedness was approximately $10,000,000 less than the maximum amount permitted under the agreement.

As of April 14, 2003, Church Loans modified its agreement with the bank. The new agreement increases the available line of credit to $35,000,000 and requires that Church Loans' total indebtedness not exceed 250% of its net worth.

Demand Notes Payable

The demand notes payable bear interest at 1% less than the prime rate (payable monthly) and are unsecured (see note 6).

NOTE 3 - INCOME TAX PROVISION

Church Loans has elected to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code. To qualify as a real estate investment trust under the Code, Church Loans must, among other things, distribute at least 90% of its taxable income to its shareholders through dividends. Church Loans is required to pay dividends of at least 85% of its calendar year undistributed income by subsequent February 1 or be subject to a special federal excise tax of 4% on the undistributed amount.

Page 76 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 3 - INCOME TAX PROVISION (CONTINUED)

Deferred taxes were not significant to Church Loans' 2003 and 2002 financial statements.

Total income tax provision for the years ended March 31, 2003 and 2002 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                            2003              2002
                                                      --------------   ---------------
Computed "expected" federal income tax provision      $    1,114,248   $     1,179,250
Increases (decreases) in taxes resulting from:
    Dividends                                               (955,610)       (1,176,135)
    Graduated rate differential                               (7,860)           (6,108)
    Difference in provision for credit losses for
       financial and tax purposes                             (4,523)          164,500
    Difference in accounting for interest
       recognized for financial and tax purposes             (76,327)          (74,497)
    Other                                                         -                481
                                                      --------------   ---------------
Actual provision for income taxes                     $       69,928   $        87,491
                                                      ==============   ===============

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,000,806 for the years ended March 31, 2003 and 2002. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable to the recipient. A schedule of dividends paid during the years ended March 31, 2003 and 2002 follows:

                                                     Dividend amount
                                              ----------------------------
    Date of record             Date paid      Per share              Total
    --------------             ---------      ---------              -----

March 31, 2001                  May 2001        .10              $     700,080
December 31, 2001           January 2002        .36                  2,520,290
March 31, 2002                  May 2002        .12                    840,097
December 31, 2002           January 2003        .28                  1,960,226

In April 2003, a dividend of $770,089 ($0.11 per share) was declared for stockholders of record on March 31, 2003.

Page 77 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 2003 and 2002 included notes totaling $2,236,993 and $3,616,397, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was approximately $87,000 and $177,000 in 2003 and 2002, respectively.

NOTE 7 - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                                    2003              2002
Supplemental cash flow information:                            --------------     -------------
    Interest paid                                              $      883,149     $   1,092,233
                                                               ==============     =============
    Income taxes paid                                          $      161,774     $      12,945
                                                               ==============     =============
 Schedule of noncash investing and financing activity:
    Real estate acquired through foreclosure                   $      516,393     $   1,256,298
                                                               ==============     =============

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer's credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 2003, Church Loans had outstanding loan commitments (by contract amounts) of approximately $8,300,000. Management does not anticipate any losses as a result of these transactions.

Church Loans is involved in litigation in the normal course of business and, in the opinion of management, such litigation will have no material effect on Church Loans' financial statements.

Page 78 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments, the results of applying such methods and assumptions to the financial instruments and limitations inherent in fair value estimates:

Cash and Cash Equivalents

The assets are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

Loans and Church Bonds

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans and bonds, net of the allowance for credit losses was $52,463,332 and $45,228,382 and the fair value of loans and bonds was approximately $57,060,000 and $50,600,000 at March 31, 2003 and 2002, respectively.

Notes Payable and Line of Credit

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

Commitments to Extend Credit

Generally, Church Loans enters into commitments to extend credit at adjustable interest terms. Accordingly, the commitment amount is a reasonable estimate of fair value.

Other

The carrying amounts of notes receivable and accrued interest approximate fair value.

Page 79 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2003 and 2002

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Church Loans' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Church Loans' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Page 80 of XX

INDEPENDENT AUDITOR'S REPORT

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 2002 and 2001, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton Gunderson LLP

Amarillo, Texas
April 30, 2002

Page 81 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Balance Sheets
March 31, 2002 and 2001

                                                       Assets
                                                                                      2002                2001
                                                                                ----------------   -----------------
CASH AND CASH EQUIVALENTS                                                       $        134,889   $         113,142
Receivables
     Mortgage loans and church bonds - performing                                     30,507,636          25,537,346
     Interim construction loans - performing                                          15,317,011          11,537,684
     Nonperforming mortgage loans, church bonds
         and interim construction loans                                                1,151,907           5,655,875
     Less: Allowance for credit losses                                                (1,748,172)         (1,568,172)
                                                                                ----------------   -----------------
                                                                                      45,228,382          41,162,733
     Accrued interest receivable                                                         580,139             433,076
     Notes receivable                                                                    695,361             752,647
                                                                                ----------------   -----------------
                  Net receivables                                                     46,503,882          42,348,456

Property and equipment, net of accumulated
     depreciation of $523,411 and $507,739 in 2002
     and 2001, respectively                                                              134,931             150,603

REAL ESTATE ACQUIRED THROUGH FORECLOSURE                                               1,256,298                 -

OTHER ASSETS                                                                              30,716               7,417
                                                                                ----------------   -----------------
TOTAL ASSETS                                                                    $     48,060,716   $      42,619,618
                                                                                ================   =================

                                                 Liabilities and Shareholders' Equity

Liabilities
     Notes payable and line of credit:
         Related parties                                                        $      3,616,397   $       2,813,584
         Other                                                                        22,238,158          17,862,217
                                                                                ----------------   -----------------
                                                                                      25,854,555          20,675,801
     Accrued interest payable                                                             43,784             146,798
     Federal income tax payable                                                           73,810                 -
     Other                                                                               962,095             731,972
                                                                                ----------------   -----------------
                  Total liabilities                                                   26,934,244          21,554,571
                                                                                ----------------   -----------------
Shareholders' equity
     Shares of beneficial interest, no par value; authorized
         shares unlimited, 7,007,402 shares issued                                    20,623,866          20,623,866
     Undistributed net income                                                            519,096             457,671
     Treasury shares, at cost (6,596 shares)                                             (16,490)            (16,490)
                                                                                ----------------   -----------------
                  Total shareholders' equity                                          21,126,472          21,065,047
                                                                                ----------------   -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $     48,060,716   $      42,619,618
                                                                                ================   =================

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

Page 82 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Income
Years ended March 31, 2002 and 2001

                                                                                        2002              2001
                                                                                ----------------   -----------------
Interest income and fees on receivables                                         $      5,291,814   $       4,914,251
Debt expense
     Interest                                                                            989,219           1,568,994
     Amortization of commissions paid to brokers                                             -                 1,183
                                                                                ----------------   -----------------
                  Total debt expense                                                     989,219           1,570,177
                                                                                ----------------   -----------------
                  Net interest income                                                  4,302,595           3,344,074

Provision for CREDIT LOSSES                                                              180,000             180,000
                                                                                ----------------   -----------------
                  Net interest income less provision
                   for possible credit losses                                          4,122,595           3,164,074
                                                                                ----------------   -----------------
Other income, including gains on sale of other
     real estate of $-0- and $180,662 in 2002 and
     2001, respectively                                                                   32,203             200,452

Other operating expenses
     General and administrative                                                          733,957             676,149
     Board of Trust Managers' fees                                                        51,555              55,375
                                                                                ----------------   -----------------
                  Total other operating expenses                                         785,512             731,524
                                                                                ----------------   -----------------
                  Income before provision for income taxes                             3,369,286           2,633,002

Provision for income taxes                                                                87,491               4,770
                                                                                ----------------   -----------------

NET INCOME                                                                      $      3,281,795   $       2,628,232
                                                                                ================   =================
Net income per share                                                                       $ .47               $ .38
                                                                                           =====               =====
These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

Page 83 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Shareholders' Equity
Years ended March 31, 2002 and 2001

                                     Shares of beneficial interest
                                     -----------------------------    Undistributed      Treasury
                                         Shares          Amount         net income        shares          Total
                                     ------------    -------------    -------------    ----------    --------------

Balance, March 31, 2000                 7,007,402    $  20,623,866     $    979,802    $  (16,490)   $   21,587,178

    Cash dividends ($.45 per share)           -                -         (3,150,363)            -        (3,150,363)

    Net income                                -                -          2,628,232             -         2,628,232
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2001                 7,007,402       20,623,866          457,671       (16,490)       21,065,047

    Cash dividends ($.46 per share)           -                -         (3,220,370)            -        (3,220,370)

    Net income                                -                -          3,281,795             -         3,281,795
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2002                 7,007,402    $  20,623,866     $    519,096    $  (16,490)   $   21,126,472
                                     ============    =============    =============    ==========    ==============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

Page 84 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Cash Flows
Years ended March 31, 2002 and 2001

                                                                                       2002               2001
                                                                                   --------------   ---------------
Cash flows from operating activities
    Net income                                                                     $    3,281,795   $     2,628,232
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation                                                                     15,672            15,672
          Amortization of debt expense                                                        -               1,183
          Amortization of loan discounts                                                 (264,694)          (42,033)
          Provision for credit losses                                                     180,000           180,000
          Gain on sale of other real estate                                                   -            (180,662)
          Changes in:
              Accrued interest receivable                                                (147,063)         (174,483)
              Accrued interest payable                                                   (103,014)           38,478
              Federal income tax payable                                                   73,810               -
              Other liabilities                                                           230,123            75,529
          Other, net                                                                      (23,298)            3,518
                                                                                   --------------   ---------------
                  Net cash provided by operating activities                             3,243,331         2,545,434
                                                                                   --------------   ---------------
Cash flows from investing activities
    Investment in mortgage and interim construction
       loans and church bonds                                                         (32,691,886)      (30,618,186)
    Payments received on mortgage and interim construction
       loans and church bonds                                                          27,454,632        24,866,228
    Advances on notes receivable                                                         (511,502)         (734,477)
    Payments received on notes receivable                                                 568,788           581,799
    Proceeds from sale of other real estate owned                                             -           1,149,011
                                                                                   --------------   ---------------
                  Net cash used by investing activities                                (5,179,968)       (4,755,625)
                                                                                   --------------   ---------------
Cash flows from financing activities
    Borrowings on notes payable and line of credit                                     31,265,173        33,946,360
    Principal payments on:
       Secured savings certificates                                                           -            (726,000)
       Notes payable and line of credit                                               (26,086,419)  (28,133,751)
    Cash dividends paid                                                                (3,220,370)       (3,150,363)
                                                                                   --------------   ---------------
                  Net cash provided by financing activities                             1,958,384         1,936,246
                                                                                   --------------   ---------------
                  Increase (decrease) in cash and cash equivalents                         21,747          (273,945)

Cash and cash equivalents, beginning of year                                              113,142           387,087
                                                                                   --------------   ---------------
Cash and cash equivalents, end of year                                             $      134,889   $       113,142
                                                                                   ==============   ===============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

Page 85 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2002 and 2001

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches and other borrowers (see note 1) across the United States, particularly in the southern portion of the United States. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower's obligations is generally expected to be repaid from contributions from church members or from operations of the borrower, or in the case of interim construction loans, by permanent financing provided by others.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term debt obligations and secured savings certificates (SSCs). The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 2002 and 2001 as follows:

                        Loan and church               Total            Net interest
                        bond portfolio            indebtedness          rate margin
                        ---------------           ------------         ------------
March 31, 2002               9.14%                    3.75%                5.39%
March 31, 2001              10.28%                    7.00%                3.28%

Church Loans finances maturities of SSCs and debt obligations through its available lines of credit and principal payments received on its mortgage and interim construction loans.

CHURCH BONDS

Church bonds, secured by first mortgage liens on church facilities, are stated at cost, as there is no traded market for the bonds and management intends to hold such securities until maturity.

Page 86 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2002 and 2001

LOANS

Loans that Church Loans has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

The accrual of interest is generally discontinued on loans and church bonds more than 60 days past due unless the credit is well secured and in process of collection. In all cases, loans and bonds are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 2002 and 2001.

Purchase discounts on loans are amortized based on the interest method.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Loan losses are charged against the allowance when Church Loans believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by Church Loans and is based upon management's and the board of trust managers' periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Page 87 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2002 and 2001

ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

A loan is considered impaired when, based on current information and events, it is probable that Church Loans will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by Church Loans in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Church Loans determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE

Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at estimated fair value at date of foreclosure establishing a new cost basis. Other real estate owned, after foreclosure, is carried at the lower of carrying amount or the property's estimated fair value minus estimated costs to sell (fair value). Declines in the estimated fair value below cost are recognized as a valuation allowance. If the estimated fair value subsequently increases above its carrying value, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to operations.

The valuation of other real estate owned is subjective in nature and may be adjusted in the near term because of changes in economic conditions or other factors.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Page 88 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2002 and 2001

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, Church Loans has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash-on-hand and investment in a money market mutual fund and certificates of deposit with maturities of less than 90 days at the time of acquisition.

NEW ACCOUNTING STANDARDS

On April 1, 2001, Church Loans adopted Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of the new standard did not have a material impact on Church Loans' financial statements.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

Church Loans will apply the new rules on accounting for goodwill and other intangible assets as of April 1, 2002. Application of the nonamortization provisions of the Statement will not have an effect on net income as Church Loans currently has no goodwill or other intangibles.

This information is an integral part of the accompanying financial statements.

Page 89 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $30,640,302 and $26,210,414 and church bonds of $751,809 and $737,614 at March 31, 2002 and 2001, respectively. Interim construction loans of $15,760,519 and $16,202,191 at March 31, 2002 and 2001, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 5% to 13% at March 31, 2002. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 9.14% and 10.28% at March 31, 2002 and 2001, respectively.

In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 2002, Church Loans had five loans to two borrowers which were secured by assisted living centers and totaled approximately $8,042,000. At March 31, 2001, Church Loans had six such loans to two borrowers totaling approximately $13,105,000.

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 2002 and 2001:

                                 2002                     2001
                         ---------------------     --------------------
                         No. of     Carrying       No. of    Carrying
  Description            loans       amount        loans      amount
                         ------   ------------     ------  ------------
Over $1,500,000             8     $ 21,153,925        9    $ 21,142,612
$1,300,000-1,499,999        -             -                        -
$1,000,000-1,299,999        6        6,641,465        2       2,125,893
$900,000-999,999            -         -               2       1,824,074
$800,000-899,999            1          830,000        1         871,305
$700,000-799,999            1          731,358        3       2,312,272
$600,000-699,999            4        2,508,509        3       1,970,221
$500,000-599,999            5        2,666,948        2       1,149,544
$400,000-499,999            6        2,690,649        3       1,316,950
$300,000-399,999            6        2,121,277        8       2,797,507
$200,000-299,999           18        4,598,901       14       3,670,116
$100,000-199,999           14        2,041,367       19       2,739,193
Under $100,000             27        1,168,231       30       1,230,532
                         ------   ------------     ------  ------------
                           96       47,152,630       96      43,150,219
                         ======                    ======
Less:  unamortized purchase discounts
        on mortgage loans             (176,076)                (419,314)
Less:  allowance for possible
        credit losses               (1,748,172)              (1,568,172)
                                  ------------             ------------
Total                             $ 45,228,382             $ 41,162,733
                                  ============             ============

Page 90 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The mortgage and interim  construction  loan  portfolios  included the following loans at March 31,  2002, with individual  balances in excess of 3% of the total carrying amount of the combined portfolios:

Bandera Road Community Church, San Antonio, Texas; interest at
    10.25%; principal and interest due at maturity on April 1, 2002         $ 3,900,000

Great Plains Assisted Living L.L.C., Omaha, Nebraska; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2002);
    monthly payments of $31,130 to maturity on January 1, 2026                3,383,826 (a)

Faith Bible Church, Arvada, Colorado; interest at prime plus 1%, with a floor of 7.75% (7.75% at March 31, 2002); principal and interest
    due at maturity on January 1, 2004                                        3,322,937

Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2002);
    monthly payments of $27,450 to maturity on January 1, 2026                2,986,243 (a)

Meade Ministries, Lake City, Florida; interest at prime plus 2%, with a floor of 9.75% (9.75% at March 31, 2002); monthly
    payments of $27,014 to maturity on April 1, 2014                          2,490,454

West Freeway Church, Fort Worth, Texas; interest at prime plus 2%, with a floor of 6.75% (6.75% at March 31, 2002); principal and interest due
    at maturity on September 1, 2002                                          2,028,697

Rose of Sharon Ministries, Miami, Florida; interest at prime plus
    1.5%, with a floor of 11.0% (11.0% at March 31, 2002);
    monthly payments of $18,186 to maturity on June 1, 2015                   1,535,576

Triumph Baptist Church, Philadelphia, Pennsylvania; interest at 10.5%; monthly payments of $26,988 to maturity on
    August 1, 2008                                                            1,506,192
                                                                            -----------
                                                                            $21,153,925
                                                                            ===========
(a)  Same borrower - Great Plains Assisted Living L.L.C.

Page 91 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 2002, are:

              2003                                 16,762,703
              2004                                  1,596,543
              2005                                  1,709,079
              2006                                  1,788,598
              2007                                  1,819,658

At March 31, 2002, mortgage loans of $12,617,124 were pledged to support the indebtedness of Church Loans.

A summary of transactions in the allowance for credit losses for the years ended March 31, 2002 and 2001 follows:

                                                2002              2001
                                            -----------      -----------
Balance at beginning of year                $ 1,568,172      $ 1,388,172

Provisions charged to operating expenses        180,000          180,000
                                            -----------      -----------
Balance at end of year   $                  $ 1,748,172      $ 1,568,172
                                            ===========      ===========

At March 31, 2002 and 2001, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $1,152,000 and $5,656,000, respectively. There was no related allowance for credit losses at March 31, 2002 and 2001. The average investment in impaired loans was approximately $3,404,000 and $5,812,000 for the years ended March 31, 2002 and 2001, respectively. Interest income which would have been recorded under the original terms of impaired loans and church bonds amounted to approximately $126,000 and $614,000 for the years ended March 31, 2002 and 2001, respectively. Interest income actually recognized for the years ended March 31, 2002 and 2001 was approximately $109,000 and $483,000, respectively.

Page 92 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                         Weighted          Maximum                        Weighted
                                                          average          amount            Average       average
                                      Balance at     interest rate at  outstanding at       month-end   interest rate
                                     end of period     end of period    any month-end        balance   for theperiod
                                     -------------   ----------------  --------------    ------------  --------------
     March 31, 2002
------------------------------

Line of credit payable to bank       $ 10,660,000         3.75%*        $ 10,660,000     $  4,758,077       4.99%
Other demand notes payable             15,194,555         3.75%           15,680,620       14,367,049       5.16%
                                     ------------    ----------------  -------------     ------------  --------------
TOTAL                                $ 25,854,555         3.75%         $ 26,340,620     $ 19,125,126       5.12%
                                     ============    ================   ============     ============  ==============
     March 31, 2001
------------------------------
Line of credit payable to bank       $  7,660,000         7.00%*        $  8,335,000     $  5,921,538       7.91%
Other demand notes payable             13,015,801         7.00%           13,738,526       12,709,447       8.48%
Secured savings certificates                  -             -               726,000          223,385       6.42%
                                     ------------    ----------------  -------------     ------------  --------------
TOTAL                                $ 20,675,801         7.00%         $ 22,799,526     $ 18,854,370       8.33%
                                     ============    ================   ============     ============  ==============

* Does not consider commitment fees.

Debt obligations of $25,854,555 mature during the year ending 2003, including other demand notes payable of $15,194,555.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of debt obligations are financed through principal payments received on loans, advances on other demand notes payable and advances on the $15,000,000 line of credit which is expected to be renewed on an annual basis.

Page 93 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

Descriptions of the various categories of debt obligations follow:

Secured Savings Certificates

SSCs were issued in amounts of $1,000 or more and have single maturity dates from 30 days to 10 years from date of issue. With respect to an individual certificate, interest rate and frequency of payment of interest (either monthly, quarterly, semiannually, annually or at maturity) are fixed at the time of issuance of the certificate. Effective July 1997, Church Loans discontinued the sale of SSCs. At March 30, 2002 and 2001, Church Loans had no SSCs outstanding.

Line of Credit Payable to Bank

The line of credit payable to bank consists of borrowings under a loan agreement effective through December 30, 2002, that provides for a $15,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (6.75% at March 31, 2002), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent during 2002 and 2001. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth be no less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 2002, Church Loans' total indebtedness was approximately $6,000,000 less than the maximum amount permitted under the agreement.

Demand Notes Payable

The demand notes payable bear interest at 1% less than the prime rate (payable monthly) and are unsecured (see note 6).

NOTE 3 - INCOME TAX PROVISION

Church Loans has elected to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code. To qualify as a real estate investment trust under the Code, Church Loans must, among other things, distribute at least 90% and 95% for 2002 and 2001, respectively, of its taxable income to its shareholders through dividends. Church Loans is required to pay dividends of at least 85% of its calendar year undistributed income by subsequent February 1 or be subject to a special federal excise tax of 4% on the undistributed amount.

Page 94 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 3 - INCOME TAX PROVISION (CONTINUED)

Deferred taxes were not significant to Church Loans' 2002 and 2001 financial statements.

Total income tax expense for the years ended March 31, 2002 and 2001 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                           2002          2001
                                                       -----------   -----------
Computed "expected" federal income tax expense         $ 1,179,250   $   921,551
Increases (decreases) in taxes resulting from:
    Dividends                                           (1,176,135)   (1,004,616)
    Graduated rate differential                             (6,108)      (12,598)
    Difference in provision for credit losses for
       financial and tax purposes                          164,500       135,023
    Difference in accounting for interest
       recognized for financial and tax purposes           (74,497)      (22,296)
    Other                                                      481       (12,294)
                                                        ----------   -----------
Actual tax expense                                      $   87,491   $     4,770
                                                        ==========   ===========

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,000,806 for the years ended March 31, 2002 and 2001. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable to the recipient. A schedule of dividends paid during the years ended March 31, 2002 and 2001 follows:

                                                           Dividend amount
                                                        ----------------------
 Date of record                  Date paid              Per share      Total
-----------------               ------------            ---------   ----------
March 31, 2000                  May 2000                  .14       $  980,113
December 31, 2000               January 2001              .31        2,170,250
March 31, 2001                  May 2001                  .10          700,080
December 31, 2001               January 2002              .36        2,520,290

In April 2002, a dividend of $840,097 ($.12 per share) was declared for stockholders of record on March 31, 2002.

Page 95 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 2002 and 2001 included notes totaling $3,616,397 and $2,813,584, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was approximately $177,000 and $226,000 in 2002 and 2001, respectively.

NOTE 7 - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                          2002         2001
                                                      -----------  -----------
Supplemental cash flow information:

    Interest paid                                     $ 1,092,233  $ 1,530,516
                                                      ===========  ===========
Income taxes paid was not material in 2002 or 2001.

Schedule of noncash investing and financing activity:

    Real estate acquired through foreclosure          $ 1,256,298 $      -
                                                      ===========  ===========

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer's credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 2002, Church Loans had outstanding loan commitments (by contract amounts) of approximately $9,959,000. Management does not anticipate any losses as a result of these transactions.

Church Loans is involved in litigation in the normal course of business and, in the opinion of management, such litigation will have no material effect on Church Loans' financial statements.

Page 96 of XX

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments, the results of applying such methods and assumptions to the financial instruments and limitations inherent in fair value estimates:

Cash and Cash Equivalents

The assets are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

Loans and Church Bonds

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans and bonds, net of the allowance for credit losses was $45,228,382 and $41,162,733 and the fair value of loans and bonds was approximately $50,600,000 and $41,700,000 at March 31, 2002 and 2001, respectively.

Notes Payable and Line of Credit

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

Commitments to Extend Credit

Generally, Church Loans enters into commitments to extend credit at adjustable interest terms. Accordingly, the commitment amount is a reasonable estimate of fair value.

Other

The carrying amounts of notes receivable and accrued interest approximate fair value.

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CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Church Loans' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Church Loans' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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AVAILABLE INFORMATION

                Church Loans & Investments Trust is subject to the informational requirements of the Securities and Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission. Certain information, as of particular dates concerning our Trust Managers and officers, their remuneration and any material interest of such persons in transactions with us has been disclosed in proxy statements distributed to our shareholders and filed with the SEC. Such reports (including our 10KSB and 10QSB), proxy statements and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Furthermore, our filings are available to the public at the SEC maintained internet sit at http://www.sec.gov. Our internet address is http://www.churchloans.com. Our website includes a link to the SEC website referred to above at which our SEC filings are available.

DOCUMENTS INCORPORATED BY REFERENCE

                We incorporate by reference into this Prospectus our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 as filed with the SEC. Any statement contained in this Prospectus and incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement.

                We undertake to provide, without charge, to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any and all information that has been incorporated by reference, other than exhibits to such documents. Requests should be made to Mr. Kelly Archer, 5305 I-40 West, Amarillo, Texas 79106, telephone: 806-358-3666.

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Item 30.    QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

                Not applicable.

Item 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                The following table sets forth the costs and expenses, other than commissions, payable by us in connection with the sale of the Shares being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Item	Amount to be Paid
SEC Registration Fee	$1,699.00
NASD Filing Fee	$2,600.00
Printing and engraving expenses	$5,000.00
Legal fees	$38,500.00
Accounting fees	$15,000.00
State Registration Fees	$63,000.00
Total	$125,799.00

Item 32. SALES TO SPECIAL PARTIES

                None

Item 33. RECENT SALES OF UNREGISTERED SECURITIES

                None

Item 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                By resolution adopted by our Board of Trust Managers in 2001, we agreed to indemnify and hold harmless our officers and Trust Managers from certain liabilities, damages, costs and expenses incurred by any officer or Trust Manager relating to or arising out of the person’s duties and actions as an officer or as a Trust Manager. The indemnification does not relieve any officer or Trust Manager of any liability to us or to our shareholders resulting from acts constituting bad faith, willful misfeasance, or reckless disregard of the duties of the person. We have executed and delivered to our officers and Trust Managers indemnity agreements consistent with this resolution.

                Our Declaration of Trust and our By-Laws prohibit indemnifying an officer, employee or member of the Board of Trust Managers for acts constituting bad faith, willful misfeasance or reckless disregard of such persons duties. Therefore, we believe that the indemnification is allowable under our governing instruments.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Church Loans according to the provisions of the Act, we have been informed that in the opinion of the Securities and Exchange Commission the indemnification is against public policies expressed in the Securities Act of 1933 and is unenforceable.

Item 35. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

                NOT APPLICABLE

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Item 36. FINANCIAL STATEMENTS AND EXHIBITS
  Financial Statements.  The following financial statements are included in this Registration Statement and are included in the Prospectus.

  Balance Sheets of March 31, 2003, 2002 and 2001
  Statements of Income for each of the years in the three-year period ended March 31, 2003
  Statements of Shareholder's Equity for each of the years in the three-year period ended March 31, 2003
  Statements of Cash Flow for each of the years in the three-year period ended March 31, 2003
  Notes to Financial Statements

  Exhibits

  1.1     Underwriting Agreement
  1.2     Select Dealer Agreement
  2        None
  3.1     Declaration of Trust of Church Loans & Investments Trust, as
            amended, has been previously filed under File No. 2-51235 and is incorporated herein by reference.
  3.2     By-Laws of Church Loans & Investments Trust, as amended, have been previously filed under file No. 2-51235 and is incorporated herein by reference.
  4        None, other than those listed in 3.1 and 3.2 above.
  5        Opinion of Burdett, Morgan & Thomas, L.L.P.
  8        Opinion of Burdett, Morgan & Thomas, L.L.P.
  9        None
  10.1   Loan Agreement by and between Church Loans & Investments Trust and Amarillo National Bank dated December 31, 2002
  10.2   Modification to Loan Agreement by and between Church Loans &
            Investments Trust dated Amarillo National Bank dated
            December 31, 2002 and January 27, 2003
  10.3   Second Modification to Loan Agreement by and between Church
            Loans & Investments Trust and Amarillo National Bank dated
            December 31, 2002 dated April 14, 2003
  11      Statement regarding Computation of Per Share Earnings is omitted since the information necessary to make the computation is included in the Financial Statements and Note 4 thereto.
  12      None
  13      Annual Report under Section 13 or 15 (d) of the Securities Exchange
            Act of 1934 has been previously filed under Commission File No.
            08117 and is incorporated by reference.
  15      None
  16      None
  21      None
  23.1   Consent of Burdett, Morgan & Thomas, L.L.P. is included in Exhibits
            (5) and (8)
  23.2   Consent of Clifton Gunderson LLP
  24      None
  25      None

 Item 37. UNDERTAKINGS

                Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced in Item 34 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policies expressed in the Act and is unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any claim, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been

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settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us as against public policy is expressed in the Act and will be governed by the final adjudication of this issue.

We furthermore undertake:
  for purposes of determining any liability under the Securities Act, the information omitted from the Prospectus filed as part of the Registration Statement and reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(a) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  for the purposes of determining any liability under the Securities Act, each and any post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered, and the offering of the securities at that time to be deemed to be the initial bona fide offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on July 3, 2003.

CHURCH LOANS & INVESTMENTS TRUST

By	/s/ M. Kelly Archer ______________________________ M. Kelly Archer, President and Chief Executive Officer	Dated: July 3, 2003

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ B. R. McMorries ______________________________ B. R. McMorries	Chairman of the Board of Trust Managers	July 3, 2003

/s/ Larry Brown ______________________________ Larry Brown	Vice-Chairman of the Board of Trust Managers	July 3, 2003

/s/ Alfred J. Smith ______________________________ Alfred J. Smith	Secretary of the Board of Trust Managers	July 3, 2003

/s/ M. Kelly Archer ______________________________ M. Kelly Archer	President, Principal Financial and Accounting Officer	July 3, 2003

/s/ Jack R. Vincent ______________________________ Jack R. Vincent	Trust Manager	July 3, 2003

/s/ Steve Rogers ______________________________ Steve Rogers	Trust Manager	July 3, 2003

/s/ Mike Bahn ______________________________ Mike Bahn	Trust Manager	July 3, 2003

/s/ Terry Hays ______________________________ Terry Hays	Trust Manager	July 3, 2003

/s/ Michael W. Borger ______________________________ Michael W. Borger	Trust Manager	July 3, 2003

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